Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

By and Among

ATLAS MANAGEMENT, INC.,

DUBLIN ACQUISITION SUB INC.,

and

KAYDON CORPORATION

Dated as of September 5, 2013

The Merger Agreement has been provided solely to inform investors of its terms. The Merger Agreement contains customary representations, warranties and covenants, which were made for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may be subject to important qualifications and limitations agreed to by the Company, Parent and Acquisition Sub in connection with the negotiated terms or with certain disclosures not reflected in the text of the Merger Agreement, may not be accurate or complete as of any specified date or may be subject to a contractual standard of materiality different from those generally applicable to stockholders or other investors in the Company. The Company’s stockholders and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Acquisition Sub or any of their respective subsidiaries or affiliates.

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- ii -

ANNEX, EXHIBIT

Annex I - Conditions To The Offer

Exhibit A - Standstill Waiver

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THIS AGREEMENT AND PLAN OF MERGER, dated as of September 5, 2013 (this “Agreement”), is made by and among Atlas Management, Inc., a Delaware corporation (“Parent”), Dublin Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), and Kaydon Corporation, a Delaware corporation (the “Company”). Certain capitalized terms used herein but not otherwise defined shall have the meanings set forth in Article IX.

W I T N E S S E T H:

WHEREAS, the respective boards of directors of Parent, Acquisition Sub and the Company have approved the acquisition of the Company by Parent upon the terms and subject to the conditions and limitations set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, Parent proposes to cause Acquisition Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all the outstanding shares of Common Stock, par value $0.10 per share, of the Company (the “Company Common Stock”), at a price per share of Company Common Stock of $35.50 (such amount, or any other amount per share paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the seller thereof in cash, without interest, upon the terms and subject to the conditions and limitations set forth in this Agreement;

WHEREAS, following the Offer Closing and exercise of the Top-Up Option, if applicable, upon the terms and subject to the conditions set forth in this Agreement, Acquisition Sub will be merged with and into the Company (the “Merger” and together with the Offer, the Top-Up Option, if applicable, and the other transactions contemplated by this Agreement, the “Transactions”), whereby each issued and outstanding share of Company Common Stock not owned directly or indirectly by Parent or the Company (other than Dissenting Shares) will be converted into the right to receive the Offer Price in cash, without interest;

WHEREAS, Parent and the Company acknowledge and agree that the Merger shall be effected pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) if the conditions of Section 251(h) of the DGCL can be satisfied and shall be consummated as soon as practicable following the completion of the Offer;

WHEREAS, the board of directors of Acquisition Sub has approved and declared advisable, and the board of directors of Parent has approved, this Agreement and the Transactions, and Parent, as sole stockholder of Acquisition Sub, shall, immediately after the execution and delivery of this Agreement, adopt this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Aktiebolaget SKF (the “Guarantor”) is entering into a guaranty in favor of the Company (the “Guaranty”) with respect to the obligations of Parent and Acquisition Sub under this Agreement;

WHEREAS, the board of directors of the Company has (a) determined that the Transactions are fair to and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the Transactions, and (c) on the terms and subject to the conditions set forth herein, resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock to Acquisition Sub in the Offer; and

WHEREAS, each of Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE OFFER AND THE MERGER

Section 1.1 The Offer.

(a) On the date that is ten (10) days after the date of execution of this Agreement by all parties hereto, or as promptly as reasonably practicable thereafter, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, commence, within the meaning of Rule 14d-2 promulgated under the Exchange Act, the Offer. The obligations of Acquisition Sub to, and of Parent to cause Acquisition Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Annex I (the “Offer Conditions”). The Offer shall initially expire at 11:59 p.m. (New York City time) on the later of (i) the day on which the Go-Shop Period expires and (ii) the date that is twenty (20) Business Days following the commencement of the Offer (determined using Rule 14d-1(g)(3) promulgated under the Exchange Act). Acquisition Sub expressly reserves the right to waive, in whole or in part, any Offer Condition or modify the terms of the Offer; provided, however, that, without the consent of the Company, Acquisition Sub shall not, and Parent shall not permit Acquisition Sub to, (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) amend, modify or waive the Minimum Tender Condition, (iv) add to the Offer Conditions or, in any manner adverse to any holder of Company Common Stock, amend, modify or supplement any Offer Condition, (v) except as expressly provided in this Section 1.1(a), terminate, extend or otherwise amend or modify the expiration date of the Offer, (vi) change the form of consideration payable in the Offer, (vii) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to any holder of Company Common Stock or (viii) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act. Notwithstanding any other provision of this Agreement to the contrary, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, (i) extend the Offer on one or more occasions, in consecutive increments of up to five (5) Business Days (or such longer period as the parties hereto may agree) each, if, at any then-scheduled expiration of the Offer, any Offer Condition (other than the Minimum Tender Condition) shall not have been satisfied or waived, until such time as each such condition shall have been satisfied or waived, and (ii) extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or of the NYSE applicable to the Offer; provided, however, that Acquisition Sub shall not be required to extend the Offer beyond the Termination Date. Notwithstanding any other provision of this Agreement to the contrary, if, at any then-scheduled expiration of the Offer, each Offer Condition (other than the Minimum Tender Condition) shall have been satisfied or waived and the Minimum Tender Condition shall not have been satisfied, then Acquisition Sub may and, if requested by the Company, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, extend the Offer by increments of five (5) Business Days; provided, however, that the maximum number of days that the Offer may be extended pursuant to this sentence shall be twenty (20) Business Days unless requested or approved by the Company; provided, further, that Acquisition Sub shall not be required to extend the Offer beyond the Termination Date. Upon the terms and subject to the conditions of the Offer and this Agreement, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, accept for payment, and pay for, all shares of Company Common Stock that Acquisition Sub becomes obligated to purchase pursuant to the Offer promptly after the applicable expiration date of the Offer (as it may be extended in accordance with this Section 1.1(a)). Payment for shares of Company Common Stock by Acquisition Sub pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing”. The Offer may not be terminated prior to its expiration date (as such expiration date may be extended and re-extended in accordance with this Section 1.1(a)), unless this Agreement is validly terminated in accordance with Section 7.1. If (i) at any then-scheduled expiration of the Offer, (x) each Offer Condition (other than the Minimum Tender Condition) shall have been satisfied or waived, (y) the Minimum Tender Condition shall not have been satisfied and (z) no further extensions or re-extensions of the Offer are permitted or required pursuant to this Section 1.1 or (ii) this Agreement is terminated pursuant to Section 7.1, then, in each case, Acquisition Sub shall promptly (and, in any event, within twenty-four (24) hours of such termination), irrevocably and unconditionally terminate the Offer. The termination of the Offer pursuant to clause (i) of the immediately preceding sentence is referred to in this Agreement as the “Offer Termination”, and the date on which such Offer Termination occurs is referred to in this Agreement as the “Offer Termination Date”. If the Offer is terminated or withdrawn by Acquisition Sub, or this Agreement is terminated in accordance with Section 7.1, Acquisition Sub shall promptly return, and shall cause any depository acting on behalf of Acquisition Sub to return, all tendered shares of Company Common Stock to the registered holders thereof.

(b) On the date of commencement of the Offer, Parent and Acquisition Sub shall file with the SEC, in accordance with Rule 14d-3 promulgated under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”), which shall include, as exhibits, an offer to purchase and a related letter of transmittal, a summary advertisement and other ancillary Offer documents pursuant to which the Offer will be made (such Schedule TO and the documents attached as exhibits thereto, together with any amendments or supplements thereto, the “Offer Documents”). Parent and Acquisition Sub shall cause the Offer Documents to comply as to form in all material respects with the Exchange Act, the applicable rules and regulations of the New York Stock Exchange and all other applicable Laws. The Company shall promptly furnish to Parent and Acquisition Sub all information concerning the Company that is required by the Exchange Act to be set forth in the Offer Documents. Each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Acquisition Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities Laws. Parent and Acquisition Sub shall promptly notify the Company upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Offer Documents, and shall provide the Company with copies of all correspondence between Parent, Acquisition Sub and their respective Representatives, on the one hand, and the SEC, on the other hand. Parent and Acquisition Sub shall use their respective reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect to the Offer Documents. Prior to the filing of the Offer Documents (or any amendment or supplement thereto) or the dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC with respect thereto, Parent and Acquisition Sub shall provide the Company a reasonable opportunity to review and to propose comments on such document or response.

(c) Parent shall provide, or cause to be provided, to Acquisition Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Acquisition Sub becomes obligated to purchase pursuant to the Offer. Notwithstanding anything to the contrary in this Agreement, if at any Offer expiration, all Offer Conditions have been satisfied or, to the extent permitted by this Agreement, waived, Acquisition Sub may not extend the Offer and shall promptly accept for payment and pay for shares of Company Common Stock tendered pursuant to the Offer.

Section 1.2 Company Actions.

(a) On the date the initial Offer Documents are filed with the SEC, the Company shall, in a manner that complies with Rule 14d-9 promulgated under the Exchange Act, file with the SEC a Tender Offer Solicitation/ Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”), which shall, subject to the provisions of Section 5.6, describe and make the Company Recommendation with respect to the Offer, shall reflect that the Merger is governed by Section 251(h) of the DGCL and shall be consummated as soon as practicable following the completion of the Offer and include a copy of the opinion referred to in Section 3.25, and shall take all steps necessary to cause the Schedule 14D-9 to be disseminated to the holders of Company Common Stock. The Company shall cause the Schedule 14D-9 to comply as to form in all material respects with the Exchange Act, the applicable rules and regulations of the New York Stock Exchange and all other applicable Laws. The Company and Parent shall cooperate to cause the Schedule 14D-9 to be mailed or otherwise disseminated together with the Offer Documents to the holders of Company Common Stock. Parent and Acquisition Sub shall promptly furnish to the Company all information concerning Parent and Acquisition Sub that is required by the Exchange Act to be set forth in the Schedule 14D-9. Each of the Company, Parent and Acquisition Sub shall promptly correct any information provided by it for use in the Schedule 14D-9, if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Schedule 14D-9, and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect to the Schedule 14D-9. Prior to the filing of the Schedule 14D-9 (or any amendment or supplement thereto) or the dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments such document or response. Unless an Adverse Recommendation Change has been made in accordance with Section 5.6, the Company hereby consents to the inclusion in the Offer Documents of the recommendation of the board of directors of the Company contained in the Schedule 14D-9.

(b) In connection with the Offer and the Merger, the Company shall cause its transfer agent to promptly (and in any event within five (5) Business Days after the date of execution of this Agreement by all parties hereto) furnish Parent and Acquisition Sub with mailing labels containing the names and addresses of the record holders of Company Common Stock as of the most recent practicable date of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings, computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Acquisition Sub such information (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in connection with communicating the Offer to the Company’s stockholders. Parent and Acquisition Sub shall keep confidential and not disclose the information contained in any such labels, lists, listings and files, in each case as required by the Confidentiality Agreement, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy all copies of such information then in their possession or control in accordance with the Confidentiality Agreement. In addition, in connection with the Offer, the Company shall cooperate with Parent and Acquisition Sub to disseminate the Offer Documents to holders of shares of Company Common Stock held in, or subject to, any Company Benefit Plan and, to the extent provided for in any such Company Benefit Plan, to permit such holders of shares to tender shares of Company Common Stock in the Offer.

Section 1.3 Top-Up Option.

(a) Immediately prior to the Offer Closing, Parent and the Company shall confer and mutually determine, in good faith, after consulting with their respective outside legal counsel, whether the Merger remains eligible to be effected pursuant to Section 251(h) of the DGCL. Unless Parent and the Company determine that the Merger is ineligible to be effected pursuant to Section 251(h) of the DGCL (the “251(h) Inapplicable Determination”), the Merger shall be effected in accordance with Section 251(h) of the DGCL. If prior to the Effective Time, Parent and the Company make a 251(h) Inapplicable Determination then, contingent and effective upon the occurrence of the 251(h) Inapplicable Determination and the Offer Closing, the Company hereby grants to Acquisition Sub an irrevocable option (the “Top-Up Option”), exercisable only on the terms and conditions set forth in this Section 1.3, to purchase at a price per share equal to the Offer Price that number of newly issued, fully paid and nonassessable shares of Company Common Stock (the “Top-Up Option Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock directly or indirectly owned by Parent and Acquisition Sub at the time of the Top-Up Closing (after giving effect to the Offer Closing), shall constitute ninety percent (90%) of the shares of Company Common Stock that are then issued and outstanding immediately after the issuance of the Top-Up Option Shares; provided, however, that the Top-Up Option may not be exercised to the extent that the number of Top-Up Option Shares exceeds that number of shares of Company Common Stock authorized and unissued (treating shares owned by the Company as treasury stock as unissued) and not reserved for issuance at the time of exercise of the Top-Up Option. The Top-Up Option shall be exercisable only once, in whole but not in part. The obligation of the Company to issue and deliver the Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the condition that no applicable Law shall be in effect that has the effect of enjoining or otherwise prohibiting the exercise of the Top-Up Option or the issuance and delivery of the Top-Up Option Shares.

(b) The Top-Up Option shall be exercised by Acquisition Sub from and after the Offer Closing and prior to the earlier to occur of (1) the Effective Time and (2) the valid termination of this Agreement. The Top-Up Option may be exercised by Acquisition Sub, if: (i) the 251(h) Inapplicable Determination has been made; (ii) all of the Conditions to the Offer have been satisfied or (to the extent permitted) waived; (iii) at the time of exercise of the Top-Up Option, the number of shares of Company Common Stock owned by Parent and Acquisition Sub immediately following the Offer Closing does not constitute at least ninety percent (90%) of the number of shares of Company Common Stock that are then issued and outstanding; (iv) the exercise of the Top-Up Option would result in Parent or Acquisition Sub owning at least ninety percent (90%) of the number of shares of Company Common Stock that are then issued and outstanding upon exercise of the Top-Up Option; and (v) the exercise of the Top-Up Option in accordance with this Section 1.3 would not violate any applicable Laws. The Top-Up Option shall not be exercised if Acquisition Sub has not accepted for payment all shares of Company Common Stock validly tendered in the Offer and not withdrawn. To exercise such Top-Up Option, (i) Parent shall give the Company written notice specifying the number of shares of Company Common Stock directly or indirectly owned by Parent and its subsidiaries at the time of such notice (after giving effect to the Offer Closing) and the manner in which payment for the Top-Up Option Shares shall be paid (ii) the Company shall, promptly following receipt of such notice, deliver written notice to Acquisition Sub specifying, based on the information provided by Parent in its notice, the number of Top-Up Option Shares to be purchased. At the closing of the purchase of the Top-Up Option Shares (the “Top-Up Closing”), which shall take place at the location specified in Section 1.6 and shall be deemed to occur immediately following the Offer Closing and immediately preceding the Merger Closing, the purchase price owed by Acquisition Sub to the Company therefor shall be paid to the Company, at Acquisition Sub’s option, (i) in cash, by wire transfer of same-day funds, or (ii) by executing and delivering to the Company a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up Option (the “Promissory Note”). The Promissory Note (i) shall be executed by Parent and Acquisition Sub and shall be due on the first (1st) anniversary of the Top-Up Closing, (ii) shall bear simple interest of five percent (5%) per annum payable in arrears at the time the Promissory Note is repaid, (iii) shall be full recourse against Parent and Acquisition Sub, (iv) may be prepaid, in whole or in part, at any time without premium or penalty, and (v) shall have no other material terms. At the Top-Up Closing, the Company shall cause to be issued to Acquisition Sub a certificate representing the Top-Up Option Shares.

(c) Parent and Acquisition Sub acknowledge that the Top-Up Option Shares that Acquisition Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each of Parent and Acquisition Sub hereby represents and warrants to the Company that Acquisition Sub will be, upon the purchase of the Top-Up Option Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. Acquisition Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Acquisition Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(d) Parent, Acquisition Sub and the Company acknowledge and agree that, in any appraisal proceeding related to this Agreement, the fair value of the shares of Company Common Stock subject to the appraisal proceeding shall be determined in accordance with the DGCL without regard to the exercise by Acquisition Sub of the Top-Up Option, any shares of Company Common Stock issued upon exercise of the Top-Up Option or the Promissory Note.

(e) If the Top-Up Option is exercised, the parties hereto agree to use commercially reasonable best efforts to cause the closing of the purchase of the Top-Up Option Shares, including the payment for such shares, to occur on the same day that the Top-Up notice is deemed received by the Company, and if not so consummated on such day, as promptly thereafter as possible. If the Top-Up Option is exercised, the parties hereto further agree to use commercially reasonable best efforts to cause the Merger to be consummated in accordance with Section 253 of the DGCL, as close in time as possible to (including, to the extent possible, on the same day as) the issuance of the Top-Up Option Shares. Parent, Acquisition Sub and the Company shall cooperate to ensure that any issuance of the Top-Up Option Shares is accomplished in a manner consistent with all applicable Laws.

(f) Without the prior written consent of the Company, the right to exercise the Top-Up Option granted pursuant to this Agreement may be exercised only once and shall not be assigned by Parent or Acquisition Sub. Any attempted assignment in violation of this Section 1.3(f) shall be null and void.

Section 1.4 Directors.

(a) Subject to applicable Law, promptly after Acquisition Sub accepts for payment and pays for any shares of Company Common Stock tendered and not withdrawn pursuant to the Offer (the “Appointment Time”), and at all times thereafter, Acquisition Sub shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the board of directors of the Company as is equal to the product of the total number of directors on the board of directors of the Company (giving effect to the directors elected or designated by Acquisition Sub pursuant to this Section 1.4) multiplied by the percentage that the aggregate number of shares of Company Common Stock beneficially owned by Parent and Acquisition Sub bears to the total number of shares of Company Common Stock then outstanding; provided, however, that, subject to applicable Law, and for so long as

Parent and its subsidiaries, directly or indirectly, beneficially own in the aggregate more than fifty percent (50%) of the outstanding shares of Company Stock, Acquisition Sub shall be entitled to designate at least a majority of the directors on the board of directors of the Company at all times following the Appointment Time. Upon Acquisition Sub’s request at any time following the Appointment Time, the Company shall, subject to the terms of the Second Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, take such actions, including but not limited to filling vacancies or newly created directorships on the board of directors of the Company, increasing the size of the board of directors of the Company (including by amending the Amended and Restated Bylaws of the Company if necessary so as to increase the size of the board of directors of the Company) and/or requesting and accepting the resignations of such number of its incumbent directors, as is reasonably necessary to enable Acquisition Sub’s designees to be so elected or designated to the board of directors of the Company, and shall cause Acquisition Sub’s designees to be so elected or designated at such time. The Company shall, upon Acquisition Sub’s request following the Appointment Time, also cause persons elected or designated by Acquisition Sub to constitute at least the same percentage (rounded up to the next whole number) as is on the board of directors of the Company of (i) each committee of the board of directors of the Company, (ii) each board of directors (or similar body) of each subsidiary of the Company, and (iii) each committee (or similar body) of each such board, in each case to the extent permitted by applicable Law. The Company’s obligations under this Section 1.4(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly upon execution of this Agreement take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.4(a), including mailing to the Company’s stockholders (together with the Schedule 14D-9, unless otherwise requested by Parent) the information required by Section 14(f) and Rule 14f-1 as is necessary to enable Acquisition Sub’s designees to be elected or designated to the board of directors of the Company. Parent shall supply the Company with, and solely be responsible for, information with respect to Acquisition Sub’s designees and Parent’s and Acquisition Sub’s respective officers, directors and affiliates to the extent required by Section 14(f) and Rule 14f-1. The provisions of this Section 1.4(a) are in addition to and shall not limit any rights that any of Acquisition Sub, Parent or any of their respective affiliates may have as a record holder or beneficial owner of shares of Company Common Stock as a matter of applicable Law with respect to the election of directors or otherwise.

(b) In the event that Acquisition Sub’s designees are elected or designated to the board of directors of the Company pursuant to Section 1.4(a), then, until the Effective Time, the Company shall use its reasonable efforts to cause the board of directors of the Company to maintain three directors who are (i) members of the board of directors of the Company on the date of this Agreement, and (ii) “independent” for purposes of Rule 10A-3 of the Exchange Act and also eligible to serve on the Company’s audit committee under the Exchange Act and at least one (1) of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and the instructions thereto (the “Continuing Directors”); provided, however, that if any Continuing Director is unable to serve due to death, disability or resignation, the Company shall take all necessary action (including creating a committee of the board of directors of the Company) so that the Continuing Director(s) shall be entitled to elect or designate another person (or persons) to fill such vacancy, and such person (or persons) shall be deemed to be a Continuing Director for purposes of this Agreement. If no Continuing Director then remains, the other directors shall designate three (3) persons who shall each qualify as “independent” for purposes of Rule 10A-3 of the Exchange Act and eligible to serve on the Company’s audit committee under the Exchange Act and at least one (1) of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and the instructions thereto, to fill such vacancies and such persons shall be deemed Continuing Directors for all purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, if any of Acquisition Sub’s designees have been elected or appointed to the board of directors of the Company after the Appointment Time and prior to the Effective Time, then the approval of a majority of the Continuing Directors shall be required to authorize any of the following actions of the Company (each, an “Adverse Action”), in addition to the approvals by the board of directors or the stockholders of the Company that may be required by the Second Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company or applicable Law, (i) to amend, modify or terminate this Agreement, or agree or consent to any amendment, modification or termination of this Agreement, (ii) to extend the time of performance of, or waive, any of the obligations or other acts of Parent or Acquisition Sub under this Agreement, or to exercise or waive any of the Company’s rights, benefits or remedies hereunder, (iii) except as provided herein, to amend the governing documents of the Company, or (iv) to make any determination or give any approval or authorization that is required to be taken or given by the Company’s board of directors with respect to any action to be taken or not to be taken by or on behalf of the Company relating to this Agreement or the Transactions, including the Offer and the Merger, or (v) to take any other action or make any other determination of the Company’s board of directors under or in connection with this Agreement or the Transactions. The Continuing Directors shall have, and Parent shall cause the Continuing Directors to have, the authority to retain such counsel (which may include current counsel to the Company or the board of directors of the Company) and other advisors at the expense of the Company as determined by the Continuing Directors, and the authority to institute any action on behalf of the Company to enforce performance of this Agreement. Following the Appointment Time and prior to the Effective Time, neither Parent nor Acquisition Sub shall take any action to remove any Continuing Director.

Section 1.5 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue under the name “Kaydon Corporation” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

Section 1.6 Closing. Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VI, the closing of the Merger (the “Merger Closing”) will take place at 10:00 a.m. (New York City time) immediately following the Offer Closing subject to the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) at the offices of Paul Hastings LLP, 75 E. 55th Street, New York, New York 10022, except in the event of a 251(h) Inapplicable Determination, in which case no later than the second (2nd) Business Day after the satisfaction or (to the extent permitted by applicable Laws) waiver of the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Laws) waiver of those conditions) or at such other place, time and date as shall be agreed in writing by the parties (such date being the “Merger Closing Date”), provided that the Merger Closing Date shall be effected as soon as practicable following the Offer Closing.

Section 1.7 Effective Time. Concurrently with the Merger Closing, the Company, Parent and Acquisition Sub shall cause a certificate of merger or certificate of ownership and merger, as the case may be (the “Certificate of Merger”), with respect to the Merger to be executed and filed with the Secretary of State as provided under the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State or at such other date and time as is agreed between the parties and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

Section 1.8 Certificate of Incorporation and Bylaws. Subject to Section 5.7, at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to be identical to the certificate of incorporation and bylaws, respectively, of Acquisition Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable Law and the applicable provisions of the certificate of incorporation and bylaws; provided that at the Effective

Time, Article 1 of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Kaydon Corporation” and that any provisions relating to the incorporator and initial board shall be excluded.

Section 1.9 Board of Directors. Subject to applicable Law, each of the parties hereto shall take all necessary action to ensure that the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Acquisition Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 1.10 Officers. From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Acquisition Sub or the holders of any securities of Parent, the Company or Acquisition Sub, the following shall occur:

(a) Cancellation of Company Common Stock. Each share of Company Common Stock held by the Company as treasury stock or held by any subsidiary of the Company, Parent or Acquisition Sub (including as a result of the exercise of the Top-Up Option by Acquisition Sub, if applicable) immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b) Conversion of Company Common Stock. Except as otherwise provided in Section 2.1(a), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”). Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 2.1(b) shall be automatically canceled and shall cease to exist, and the holders of stock certificates representing Company Common Stock (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 2.2, the Merger Consideration.

(c) Conversion of Acquisition Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value of $0.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution (including any dividend or distribution of securities convertible into Company Common Stock) with a record date during such period, the Offer Price and Merger Consideration shall be equitably adjusted to reflect such change and such adjustment shall provide the Company’s stockholders the same economic effect as contemplated by this Agreement prior to such action.

Section 2.2 Exchange of Certificates.

(a) Designation of Paying Agent; Deposit of Exchange Fund. At or prior to the Effective Time, Parent shall designate a bank or trust company (the “Paying Agent”), the identity and the terms of appointment of which shall be reasonably acceptable to the Company, for the payment of the Merger Consideration as provided in Section 2.1(b) and Section 2.3. Immediately upon the filing of the Certificate of Merger with the Secretary of State, Parent shall, or shall take all steps necessary to enable and cause Acquisition Sub to, deposit with the Paying Agent, cash constituting an amount equal to the Total Common Merger Consideration (such Total Common Merger Consideration as deposited with the Paying Agent, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 2.1(b), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the deficiency in the amount required to make such payment and such additional funds will be deemed to be part of the Exchange Fund. Parent shall cause the Exchange Fund to be held for the benefit of the holders of Company Common Stock and applied promptly to making the payments pursuant to Section 2.1(b). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.2(c), except as expressly provided for in this Agreement.

(b) As promptly as practicable following the Effective Time and in any event not later than the fifth (5th) Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate or Book-Entry Share shall have been converted pursuant to this Agreement (which instructions shall provide that, at the election of the surrendering holder, (x) Certificates or Book-Entry Shares may be surrendered by hand delivery or otherwise or (y) the Merger Consideration in exchange therefor may be collected by hand by the surrendering holder or by wire transfer to the surrendering holder).

(c) Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions (including any necessary Tax forms), the holder of such Certificate or Book-Entry Share shall be entitled to receive promptly in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, to be mailed, made available for collection by hand or delivered by wire transfer, as elected by the surrendering holder, within two (2) Business Days following the later to occur of (i) the Effective Time and (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be issued to a person other than the person in whose name the Certificate or Book-Entry Shares so surrendered is registered (the “Transferee”) if such Certificate or Book-Entry Share is properly endorsed or otherwise in proper form for transfer and the Transferee pays any transfer or other Taxes required by reason of such payment to a person other than the registered holder of such Certificate or Book-Entry Share or establishes to the satisfaction of the Paying Agent that such Taxes have been paid or are not applicable. The Paying Agent shall accept such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation as general creditor thereof for payment of their claims for cash, without interest, to which such holders may be entitled.

(e) No Liability. None of Parent, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been surrendered immediately prior to the date on which any cash in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority, any such cash in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided, that (i) no such investment or losses thereon shall relieve Parent or the Paying Agent from making the payments required by this Article II or affect the amount of Merger Consideration payable to the Company’s stockholders, and following any losses Parent shall promptly provide additional funds to the Paying Agent in accordance with Section 2.2(a), (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by, and backed by the full faith and credit of, the United States of America. Any interest or other income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent.

Section 2.3 Stock Options; Company Restricted Stock.

(a) Effective as of the Offer Closing, each Company Option that is outstanding and unvested immediately prior to the Offer Closing shall become fully vested and exercisable. As of the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time shall be canceled without any action on the part of any holder of any Company Option in consideration for the right at the Effective Time to receive, as promptly as reasonably practicable following the Effective Time, a cash payment with respect thereto equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time and (B) the excess, if any, of the Offer Price over the exercise price per share of Company

Common Stock subject to such Company Option, less any required withholding Taxes (the “Option Cash Payment,” and the sum of all such payments, the “Total Option Cash Payments”); provided, that, if the exercise price per share of any such Company Option is equal to or greater than the per share Merger Consideration, such Company Option shall be cancelled and terminated without any cash payment made in respect thereof. As of the Effective Time, all Company Options shall no longer be outstanding and shall automatically terminate and cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment in respect thereof. The Company shall take all actions necessary to effect the transactions contemplated by this Section 2.3(a) under the Company Stock Plan and any other plan or arrangement of the Company, including delivering all notices and making any determinations and/or resolutions of the board of directors of the Company or a committee thereof.

(b) Effective as of the Offer Closing, (i) each share of Company Restricted Stock shall become fully vested, and the restrictions thereon shall lapse, (ii) a number of shares of Company Common Stock equal to the target number of the applicable award of Company Performance Shares shall become fully vested and the restrictions thereon shall lapse, and the portion of such award of Company Performance Shares that exceeds the target number shall be forfeited, and (iii) a number of shares of Company Common Stock equal to quotient of the accrued but unpaid cash dividends on the target number of Company Performance Shares over the Merger Consideration shall be issued. All such vested shares of Company Restricted Stock and Company Performance Shares shall be treated identically to all other shares of Company Common Stock with respect to the payment of Merger Consideration. The Company shall take all actions necessary to effect the transactions contemplated by this Section 2.3(b) under the Company Stock Plan and any other plan or arrangement of the Company, including delivering all notices and making any determinations and/or resolutions of the board of directors of the Company or a committee thereof.

(c) As of the Offer Closing, each Company Phantom Share shall be converted into the right to receive a payment equal to the Merger Consideration. The Company shall take all actions necessary to effect the transactions contemplated by this Section 2.3(c) under the Company Stock Plan and any other plan or arrangement of the Company, including delivering all notices and making any determinations and/or resolutions of the board of directors of the Company or a committee thereof.

Section 2.4 Withholdings. Parent, Acquisition Sub, the Surviving Corporation, and the Paying Agent (without duplication) shall be entitled to deduct and withhold from the Merger Consideration to any holder of shares of Company Common Stock, Company Restricted Stock or Company Options, such amounts as Parent, Acquisition Sub, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, Acquisition Sub, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by Parent, Acquisition Sub, the Surviving Corporation or the Paying Agent. Parent, Acquisition Sub, the Surviving Corporation and the Paying Agent shall take all action that may be necessary to ensure that any such amounts so withheld are promptly and properly remitted to the appropriate taxing authority. The parties hereto agree to cooperate in good faith in requesting and providing any information or documentation allowing for the reduction or elimination of any such withholding.

Section 2.5 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article II.

Section 2.6 Dissenting Shares. Notwithstanding Section 2.1(b), to the extent that holders thereof are entitled to appraisal rights under Section 262 of the DGCL, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under the DGCL, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. The Total Common Merger Consideration shall be reduced, on a dollar for dollar basis, as if the holder of such Dissenting Shares had not been a stockholder on the Merger Closing Date. Any portion of the Total Common Merger Consideration made available to the Paying Agent pursuant to Section 2.2 to pay for Dissenting Shares will be returned to Parent upon demand. The Company shall give Parent (a) prompt notice of any written demands for appraisal or payment of the fair value of any shares of Company Common Stock or withdrawals of such demands and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under Section 262 of the DGCL. Prior to the Effective Time, the Company will not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.7 Transfers; No Further Ownership Rights. After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates are presented to the Surviving Corporation for transfer following the Effective Time, they shall be canceled against delivery of the applicable Merger Consideration, as provided for in Section 2.1(b), for each share of Company Common Stock formerly represented by such Certificates.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents filed with the SEC since January 1, 2011 and publicly available prior to the date hereof (but excluding disclosure under any risk factors section or forward-looking statements disclaimer) or (b) as disclosed in the correspondingly numbered section of the separate disclosure letter which has been delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), or in any other section of the Company Disclosure Letter to the extent the relevance of such disclosure to any other representation or warranty is reasonably apparent on its face, the Company hereby represents and warrants to Parent as follows:

Section 3.1 Organization and Qualification; Subsidiaries.

(a) Each of the Company and its subsidiaries is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate, partnership or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.1(a) of the Company Disclosure Letter lists each subsidiary of the Company and its jurisdiction of formation or incorporation.

(b) All the issued and outstanding shares of capital stock of, or other equity interests in, each of the Company’s subsidiaries have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all Liens. Except for the capital stock and voting securities of, and other equity interests in, the Company’s subsidiaries, the Company does not own, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any corporation, partnership, joint venture, association, limited liability company, trust, unincorporated organization or other entity.

Section 3.2 Certificate of Incorporation and Bylaws. The Second Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company and the equivalent organizational or governing documents of each of the Company’s subsidiaries are in full force and effect. None of the Company or its subsidiaries or, to the knowledge of the Company, any of the other parties thereto, is in violation of any material provision of such organizational or governing documents, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 98,000,000 shares of Common Stock, par value $0.10 per share, and 2,000,000 shares of Preferred Stock, par value $0.10 per share. As of the close of business on September 4, 2013, (i) 31,817,572 shares of Company Common Stock were issued and outstanding, (ii) 5,108,157 shares of Company Common Stock were held in treasury, and (iii) no shares of Preferred Stock were outstanding. As of September 4, 2013, there were (i) 806,365 shares of Company Common Stock issuable upon exercise of Company Options granted pursuant to the Company Stock Plans (whether or not exercisable), (ii) 289,635 shares of Company Restricted Stock, (iii) 93,864 shares of Company Performance Shares, and 12,417 Company Performance Shares in respect of dividends accrued and unaccrued on outstanding Company Performance Shares, (iv) 33,283 shares of Company Phantom Shares (including 13,813 Company Phantom Shares in respect of dividends accrued and unaccrued on outstanding Company Performance Shares and deferred board compensation) and (v) 2,965,998 shares of Company Common Stock reserved for future issuance under the Company Stock Plans. Except as set forth above, as of September 4, 2013, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding. Except as set forth above and except as expressly permitted under Section 5.1, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, commitments or contracts of any kind to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or contract. There are no outstanding agreements of any kind which obligate the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any equity interests in the Company, or obligate the Company to grant, extend or enter into any such agreements relating to any equity interests in the Company, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any equity interests in the Company.

(b) Section 3.3(b) of the Company Disclosure Letter contains a correct and complete list as of the date hereof of Company Options, Company Restricted Stock and any other equity based award granted under the Company Stock Plans, including the holder, date of grant, term, number of shares, and, where applicable, exercise price and vesting schedule.

(c) Each Company Option (i) was granted in compliance in all material respects with all applicable Laws and the terms and conditions of the Company Stock Plan pursuant to which it was issued, (ii) has an exercise price per share equal to or greater than the fair market value (as defined in Section 409A of the Code) of a share on the date of such grant, (iii) has a grant date identical to the date on which the board of directors of the Company or compensation committee actually awarded such Company Option, (iv) qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s Tax Returns and the Company SEC Documents, respectively and (v) no Company Option is intended to qualify as an “incentive stock option” under Section 422 of the Code.

Section 3.4 Authority Relative to Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, subject to the adoption of the Agreement by the Company’s stockholders if required by applicable Law. The board of directors of the Company, at meetings duly called and held, adopted resolutions (i) approving and declaring advisable this Agreement and the Transactions, (ii) declaring that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Transactions on the terms and subject to the conditions set forth in this Agreement, (iii) recommending that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock to Acquisition Sub in the Offer, (iv) directing that the adoption of this Agreement be submitted as promptly as practicable to a vote at a meeting of the stockholders of the Company, if required by applicable Law, (v) recommending that the stockholders of the Company adopt this Agreement, if required by applicable Law, which resolutions have not been rescinded, modified or withdrawn in any way (vi) approving the Top-Up Option and the issuance of the Top-Up Option Shares in connection with the exercise, if applicable, of the Top-Up Option and (vii) determining that each member of the compensation committee of the board of the Company (the “Company Compensation Committee”) approving any plan, program, agreement, arrangement, payment or benefit as an Employment Compensation Arrangement in order to satisfy the non-exclusive safe harbor under Rule 14d-10(d)(2) is an “independent director” within the meaning of Section 303A.02 of the New York Stock Exchange Listed Company Manual, which resolutions have not been rescinded, modified or withdrawn in any way other than a rescission, modification or withdrawal made after the date hereof and prior to the Offer Closing in accordance with Section 5.6. No other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions (other than the filing of the Certificate of Merger with the Secretary of State).

(b) This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 3.5 No Conflict; Required Filings and Consents.

(a) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Transactions, or the compliance by the Company or any of its subsidiaries with any of the provisions of this Agreement will (i) conflict with or violate (x) the Second Restated Certificate of Incorporation or Amended and Restated Bylaws of the Company or (y) the organizational or governing documents of any of the Company’s subsidiaries, (ii) assuming the consents, approvals and authorizations specified in Section 3.5(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, or (iii) except as set forth in Section 3.5(a) of the Company Disclosure Letter, result in any breach of, or constitute a default (or an event which, with notice or lapse of time, or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is bound, other than, in the case of clauses (ii) and (iii), any such violation, breach, default, right, termination, amendment, acceleration, cancellation or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Offer, the Merger or any other Transaction, or the compliance by the Company or any of its subsidiaries with any of the provisions of this Agreement will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements of (i) the Exchange Act, the Securities Act or Blue Sky Laws, (ii) the HSR Act and any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, “Antitrust Laws”), (iii) the DGCL, (iv) the rules of the NYSE, (v) 31 C.F.R. Part 800 and 50 U.S.C. App. § 2170 (“Exon-Florio”) relating to the submission of a filing of a joint voluntary notice of the Transactions to CFIUS (a “CFIUS Notice”), (vi) the International Traffic in Arms Regulations (“ITAR”), pursuant to 22. C.F.R. § 122.4, and except where failure to obtain any such consents, approvals, authorizations or permits, or to make any such filings or notifications, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6 Permits and Licenses. Each of the Company and its subsidiaries is in possession, and in compliance with the terms of, of all franchises, grants, authorizations, licenses (other than those in respect to Intellectual Property Rights), permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company or any of its subsidiaries to own, lease and operate the properties of the Company and its subsidiaries and to carry on their businesses as they are now being conducted (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending, except where the failure to have, be in compliance with, or the suspension or cancellation of, any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 Compliance with Laws.

(a) The Company and its subsidiaries are in compliance with, and since December 31, 2011 have not received written notice of any default or violation of, any Laws applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, in each case except for instances of non-compliance, default or violation that do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. This Section 3.7 shall not apply to any of the subject matters addressed in Section 3.8 (Company SEC Documents), Section 3.10 (Disclosure Controls and Procedures), Section 3.15 (Employee Benefit Plans), Section 3.17 (Intellectual Property), Section 3.18 (Taxes) or Section 3.22 (Environmental Matters).

(b) Except as set forth in Section 3.7(b) of the Company Disclosure Letter, to the knowledge of the Company, none of the Company, its subsidiaries or their respective employees and representatives have, (i) used corporate Company funds (or the funds of any of its subsidiaries) for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government employee or official from corporate funds, or (iii) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977 (the “FCPA”), or any rules or regulations promulgated thereunder, in each case, in any material respect.

Section 3.8 Company SEC Documents. Since December 31, 2010, the Company has timely filed with the SEC all material forms, schedules, reports, statements, certificates and other documents required to be filed or furnished prior to the date hereof by it with the SEC (such forms, schedules, reports, statements, certificates and other documents and including any amendments thereto filed prior to the date hereof, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time they were filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. There has been no material correspondence between the SEC and the Company since December 31, 2010 through the date hereof that is not available on the SEC’s Electronic Data Gathering and Retrieval database. Since December 31, 2010, the Company has been and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes Oxley Act and the rules and regulations promulgated thereunder and (B) the applicable listing and corporate governance rules and regulations of the NYSE.

Section 3.9 Financial Statements. Each of the consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (i) complied at the time it was filed in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, (ii) was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (iii) fairly presents in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including in any notes thereto).

Section 3.10 Disclosure Controls and Procedures.

(a) The Company maintains such “internal control over financial reporting” and such “disclosure controls and procedures” (as each such term is defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) to satisfy the requirements of Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to provide reasonable assurance that all material information required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the required time periods.

(b) The Company maintains a system of “internal accounting controls” (as such term is defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since December 31, 2010, none of the Company, any officer of the Company, the independent accountants of the Company, the board of directors of the Company or the audit committee of the board of directors of the Company has received any written notification of any (i) “significant deficiency” in the Company’s internal controls over financial reporting, (ii) “material weakness” in the Company’s internal controls over financial reporting or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting. There is no outstanding “significant deficiency” or “material weakness” which the Company’s independent accountants certify has not been appropriately and adequately remedied by the Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(d) Neither the Company nor any of its subsidiaries has or is subject to any “off-balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act), where the result, purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its subsidiary’s in the Company’s or such subsidiary’s financial statements, whether published or unpublished, or other Company SEC Document.

Section 3.11 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its subsidiaries expressly for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the information statement required in connection with the Offer under Rule 14f-1 promulgated under the Exchange Act (together with any amendments or supplements thereto, the “Information Statement”) will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent, given or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.12 Absence of Certain Changes or Events.

(a) Except as set forth on Section 3.23 of the Company Disclosure Letter, since December 31, 2012 through the date of this Agreement, there has not occurred a Company Material Adverse Effect.

(b) Since December 31, 2012 through the date of this Agreement, except as otherwise expressly permitted by this Agreement, the businesses of the Company and its subsidiaries have been conducted in the ordinary course of business consistent with past practices.

Section 3.13 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s audited consolidated balance sheet as of December 31, 2012 or the notes thereto included in the Company SEC Documents, (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of such balance sheet, (c) for liabilities incurred in connection with this Agreement and the Transactions, and (d) for liabilities permitted or contemplated by this Agreement, as of the date of this Agreement, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due, that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet (or the notes thereto) of the Company and its subsidiaries, other than those which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.14 Absence of Litigation. As of the date hereof (a) there is no claim, action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any of their respective properties or assets at law or in equity, (b) there are no settlements in excess of $1,000,000 to which the Company or any of its subsidiaries is a party or any of their respective properties are bound and (c) there are no investigations or Orders, by or before any arbitrator or Governmental Authority, in each case, as would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.15 Employee Benefit Plans.

(a) Section 3.15(a) of the Company Disclosure Letter contains a true and complete list of all material Company Benefit Plans that are maintained in the United States. Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, where applicable, including, but not limited to, ERISA and the Code, except for such instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no pending investigations or audits by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Company Benefit Plans) against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan that could result in a material liability, other than any such investigations, audits or other claims that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or result in a Lien under ERISA or Code Section 403(k), with respect to each Company Benefit Plan that is a “defined benefit plan” within the meaning of Section 3(35) of ERISA and subject to Title IV of ERISA, (i) no proceeding has been initiated by any person to terminate such plan; (ii) there has been no “reportable event” (as such term is defined in Section 4043(b) of ERISA other than an event for which notice to the Pension Benefit Guaranty Corporation (“PBGC”) corporation is waived under PBGC regulations); (iii) each required installment or any other payment required under Section 412 of the Code or Section 303 of ERISA has been made before the applicable due date; (iv) no plan has applied for or received a waiver of the minimum funding standards or an extension of any amortization period within the meaning of Section 412 of the Code or Sections 302 or 303 of ERISA; and (v) there are no funding-based limitations (within the meaning of Section 436 of the Code) currently in effect.

(c) Except as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each Multiemployer Plan, (i) none of the Company or any of its ERISA Affiliates has incurred a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA; (ii) to the knowledge of the Company no event has occurred that would reasonably be expected to result in a complete or partial withdrawal by the Company or any of its ERISA Affiliates; (iii) none of the Company or any of its ERISA Affiliates has failed to make a required contribution; (iv) none of the Company or any of its ERISA Affiliates has any contingent liability under Section 4204 or 4212(c) of ERISA; and (v) none of the Company or any of its ERISA Affiliates has received any written notification that any such plan is in reorganization (within the meaning of Section 4241 of ERISA), has been or will be terminated, is insolvent (within the meaning of Section 4245 of ERISA) or is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

(d) Except as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its subsidiaries have not been subject to any Liability under Title IV of ERISA or Code Section 412 by reason of being an ERISA Affiliate of a person other than the Company and its subsidiaries.

(e) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination or opinion letter from the Internal Revenue Service as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and, to the knowledge of the Company, nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect on such qualification or tax-exempt status.

(f) Except as set forth on Section 3.15(f) of the Company Disclosure Letter, to the knowledge of the Company, the consummation of the Transactions, whether alone or together with any other event, will not (i) entitle any current or former employee, director or natural person independent contractor of the Company or any of its subsidiaries to severance pay or any other payment under any Company Benefit Plan or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due any such current or former employee or director under a Company Benefit Plan. Except as set forth on Section 3.15(f) of the Company Disclosure Letter, no amount or other entitlement that could be received as a result of the Transactions (alone or in conjunction with any other event) by any “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to the Company will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Except as set forth on Section 3.15(f) of the Company Disclosure Letter, no individual is entitled to receive any gross-up or additional payment from the Company or any of its subsidiaries by reason of the tax required by Section 4999 of the Code being imposed on such person.

(g) Except as set forth on Section 3.15(g) of the Company Disclosure Letter, to the knowledge of the Company, no Company Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) provides benefits to current or former employees, directors or natural person independent contractors of the Company or its subsidiaries beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law or (ii) benefits the full costs of which are borne by the current or former employee or director or his or her beneficiary.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Benefit Plan (including any employment agreement) that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been administered, operated and maintained in all respects according to the requirements of Section 409A of the Code, and the terms of the written plan document of each such Plan comply with Section 409A of the Code (such that no Tax would be imposed under Section 409A of the Code if each such plan is operated in compliance with its terms); (ii) the Company has not been required to withhold or pay any Taxes as a result of a failure to comply with Section 409A of the Code. Except as set forth on Section 3.15(h) of the Company Disclosure Letter, no person is entitled to receive any additional payment from the Company or any of its subsidiaries as a result of the imposition of a Tax under Section 409A of the Code.

(i) The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the Company Benefit Plans, to certain holders of Company Common Stock and other securities of the Company (the “Covered Securityholders”). All such amounts payable under the Company Benefit Plans (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The Company Compensation Committee duly adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (1) the treatment of the Company Stock Options, Company Restricted Stock, Company Performance Shares and Company Phantom Shares in accordance with the terms set forth in this Agreement, (2) the terms of Section 5.7 and Section 5.10 of this Agreement and (3) each Company Benefit Plan disclosed in Section 3.15(a) of the Company Disclosure Letter that provides benefits to a Covered Securityholder in accordance with the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act.

Section 3.16 Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) there is no labor strike, slowdown, work stoppage, organizational activity, lockout or other material labor dispute involving the Company or any of its subsidiaries actually pending or, to the Company’s knowledge, threatened, (b) no complaint, charge or legal proceeding by or before any governmental body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries, (c) no grievance is pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries, (d) neither the Company nor any of its subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any governmental body relating to employees or employment practices, (e) the Company and each of its subsidiaries is in material compliance with its obligations under any agreement with a labor union, works council or other labor organization and all applicable Laws, administrative, and regulatory requirements relating to employment, including but not limited to wages, hours, immigration, discrimination in employment, workplace health and safety, workers’ compensation, and collective bargaining, and other than for accruals in the ordinary course of business consistent with past practice, are not delinquent in the payment of any wages or any Taxes or penalties for failure to pay wages.

Section 3.17 Intellectual Property.

(a) (i) The Company and its subsidiaries own or have the right to use all Intellectual Property Rights used in the conduct of the business of the Company and its subsidiaries as currently conducted (the “Company Intellectual Property Rights”), free and clear of all Liens (other than Permitted Liens), except where the failure to own or have a right to use an Intellectual Property Right would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries has received, in the twenty-four (24) months preceding the date hereof, any written charge, complaint, claim, demand or notice (“Claim”) challenging the validity or the Company’s ownership of any of the Company Intellectual Property Rights, except where any such Claim would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company Intellectual Property Rights owned or purported to be owned by the Company or its subsidiaries and the conduct of the business of the Company and its subsidiaries as currently conducted does not infringe upon, misappropriate or violate any Intellectual Property Rights of any other person, except where any such infringement, misappropriation, or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. (i) None of the Company or any of its subsidiaries has received, in the twenty-four (24) months preceding the date hereof, any Claim alleging any such infringement, misappropriation or violation by the Company or any of its subsidiaries, and no such Claim is currently pending or, to the knowledge of the Company, threatened against the Company or its subsidiaries, except where any such Claim would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) no other person has infringed, misappropriated or violated any Company Intellectual Property Rights owned or purported to be owned by the Company or its subsidiaries during the twenty-four (24) months preceding the date hereof and no Claim alleging such infringement, misappropriation or violation is currently pending, except where any such infringement, misappropriation, or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (iii) the Company and its subsidiaries take and have taken commercially reasonable actions, subject to the Company’s and its subsidiaries’ reasonable business judgment, to protect, maintain and preserve any Company Intellectual Property Rights, except where a failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (iv) as of the date hereof, the Company and its subsidiaries are not subject to any Order that restricts or impairs in any material respect the use of any material Company Intellectual Property Rights owned or purported to be owned by the Company or its subsidiaries.

(c) The Company and its subsidiaries have taken commercially reasonable steps to maintain the confidentiality of trade secrets included among the Company Intellectual Property Rights, except where a failure to do so would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its subsidiaries have taken commercially reasonable steps to ensure that the Company’s employees, consultants, and contractors are legally bound to assign to the Company all discoveries, inventions, ideas, designs, or other Intellectual Property Rights related to the Company’s business that are created on behalf of the Company, except where a failure to do so would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.18 Taxes.

(a) The Company and each of its subsidiaries has timely (including all applicable extensions) filed all material Tax Returns required to be filed by any of them.

(b) The Company and each of its subsidiaries has timely paid all material Taxes (whether or not shown on such Tax Returns), except with respect to matters contested in good faith by appropriate proceedings or for which adequate reserves have been established in accordance with GAAP.

(c) As of the date of this Agreement, there are no material pending audits, written claims, examinations, investigations or other proceedings by any taxing authority.

(d) There are no material Liens for Taxes on any of the assets of the Company or any of its subsidiaries other than Permitted Liens.

(e) Neither the Company nor any of its subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two (2) year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code.

(f) Neither the Company nor any of its subsidiaries (i) is liable for any material Taxes of any other person (other than the Company and its subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of federal, state, local or foreign Law, or as transferee or successor or (ii) is a party to any Tax allocation or sharing agreement or any Tax indemnity agreement (other than commercial contracts entered in the ordinary course of business consistent with past practice that do not relate primarily to Taxes).

(g) The Company and each of its subsidiaries have in all material respects deducted, withheld and timely paid, or caused to be deducted, withheld and timely paid, to the appropriate taxing authority all material Taxes required to be deducted, withheld and timely paid in connection with amounts paid or owing to any employee, “principal,” independent contractor, creditor, stockholder or other person and have complied in all material respects with all reporting and recordkeeping requirements.

(h) Neither the Company nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or Tax items or has agreed to or is a beneficiary of any extension of time with respect to any material Tax that may be assessed or collected, any material Tax deficiency or any adjustment to any Tax Return that may be made.

(i) Neither the Company nor any of its subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

Section 3.19 Material Contracts.

(a) For purposes of this Agreement, each contract described in any of clauses (i) through (ix) of this Section 3.19(a) (and each contract entered into after the date of this Agreement that would have been described in any of clauses (i) through (ix) of this Section 3.19(a) if such contract existed on the date of this Agreement) is referred to herein as a “Company Material Contract”.

(i) all contracts that are required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act;

(ii) all contracts (other than contracts between the Company or any of its subsidiaries, on the one hand, and any other Company subsidiary, on the other hand) that by their respective stated terms provide for the payment or delivery of cash or other consideration (by or to the Company or any of its subsidiaries) in an amount or having a value in excess of $2,500,000 in the aggregate during any calendar year, or that by their respective stated terms provide for the performance of services (by or for the Company or any of its subsidiaries) having a value in excess of $2,500,000 in the aggregate, which is not cancelable or terminable without penalty or payment by the Company or its subsidiary on sixty (60) (or fewer) days’ notice;

(iii) all material contracts to which the Company or any of its subsidiaries is a party that contain a covenant (which has not expired as of the date of this Agreement) restricting the ability of the Company or any of its subsidiaries to conduct or compete in any material line of business or compete with any person in any material geographic area;

(iv) all material contracts to which the Company or any of its subsidiaries is a party granting to any person (other than the Company or any of its subsidiaries) “most favored nation” status;

(v) all material contracts to which the Company or any of its subsidiaries is a party that provide for “exclusivity” or any similar requirement in favor of any person (other than the Company or any of its subsidiaries);

(vi) all material joint venture, partnership or other similar agreements to which the Company or any of its subsidiaries is a party;

(vii) all loan agreements, credit agreements, notes, debentures, bonds, mortgages, indentures and other contracts (collectively, “Debt Obligations”) pursuant to which any Indebtedness of the Company or any of its subsidiaries for borrowed money (other than any such Indebtedness owed to the Company or any of its subsidiaries) in excess of $5,000,000 is outstanding or may be incurred and all guarantees of or by the Company or any of its subsidiaries of Debt Obligations of any other person (other than the Company or any of its subsidiaries) in excess of $5,000,000, including the respective aggregate principal amounts outstanding as of the date of this Agreement;

(viii) all material contracts with or to a labor union, guild or other employee representative (including any collective bargaining agreement or works council agreement); and

(ix) all material contracts material to the conduct of the business of the Company or a subsidiary under which (i) the Company or any of its subsidiaries has been granted a right to use any Intellectual Property Rights owned by a Third Party (other than licenses to commercially available software), and (ii) the Company has granted a license or sublicense to any Third Party to use any Company Intellectual Property Rights, other than non-exclusive license granted in the ordinary course of the business of the Company or a subsidiary of the Company.

(b) Neither the Company nor any subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or its subsidiaries and, to the knowledge of the Company, is in full force and effect, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.20 Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (a) the Company or one of its subsidiaries has good and marketable fee simple title to all real property owned by the Company or any of its subsidiaries and to all of the buildings, structures and other improvements thereon (the “Owned Real Property”), free and clear of all Liens (other than Permitted Liens) and all Owned Real Property complies in all material respects with all applicable building, zoning, land use laws and any easements or covenants of record, (b) the Company or one of its subsidiaries has a good and valid leasehold interest in each material Company Lease, free and clear of all Liens (other than Permitted Liens) and no event of default, or event that with the giving of notice and/or passage of time would constitute an event of default exists under any material Company Lease, and (c) the Company or one of its subsidiaries owns or leases all of the material tangible personal property shown to be owned or leased by the Company or one of its subsidiaries reflected in the latest audited financial statements included in the Company SEC Documents or acquired after the date thereof, free and clear of all Liens (other than Permitted Liens), except to the extent disposed of in the ordinary course of business consistent with past practice since the date of the latest audited financial statements included in the Company SEC Documents or otherwise no longer held due to casualty or destruction. Section 3.20 of the Company Disclosure Letter correctly describes by common address the Owned Real Property. Except as disclosed in Section 3.20 of the Company Disclosure Letter, there are no leases, subleases, or other similar agreements affecting any material Owned Real Property, nor any outstanding options in favor of any Third Party to purchase any material Owned Real Property.

Section 3.21 Government Contracts. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its subsidiaries:

(a) have complied with all Laws applicable and pertaining to each Government Contract and each Government Bid;

(b) have not submitted any invoices or made any statements, representations, or certifications to any Governmental Authority with respect to any Government Contract or Government Bid that were not correct, current and complete as of their submission date;

(c) have not received written notice: (i) of any termination for convenience, termination for default, cure notice or show of cause notice that is currently in effect or has been threatened with respect to any Government Contract or Government Bid; (ii) that any cost incurred or invoice rendered pertaining to any Government Contract is currently being disallowed, questioned or challenged by any Governmental Authority; (iii) of any pending or, to the knowledge of the Company, threatened claims against the Company or any of its subsidiaries by any Governmental Authority or by any prime contractor, higher tier or lower tier subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Bid; (iv) of any actual or proposed suspension or debarment of the Company, any subsidiary or any of their respective managers, directors or officers, employees, consultants or agents; or (v) that any cost accounting systems or procurement systems or the associated entries reflected in the Company’s or any of its subsidiaries’ financial records with respect to any Government Contract or Government Bid are not in compliance with applicable Laws and contract obligations; and

(d) have no organizational conflicts of interest with respect to any Government Contract or Government Bid.

Section 3.22 Environmental Matters. As of the date hereof and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (except with respect to clause (g) below):

(a) the Company and its subsidiaries are in compliance with all Laws or any judicial or administrative interpretation thereof, concerning pollution or protection of human health and the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of Hazardous Materials (“Environmental Laws”), including possessing and operating in compliance with all permits required under applicable Environmental Laws for the operation of the Company’s or its subsidiaries’ business (“Environmental Permits”).

(b) none of the Company or its subsidiaries has received written notice of any pending or, to the knowledge of the Company, threatened action or investigations from any Governmental Authority or Third Party that remains outstanding alleging that the Company or any of its subsidiaries is in violation of, or has liability under, applicable Environmental Law;

(c) there have been no Releases of a Hazardous Material at, on, or under any Owned Real Property or currently leased real property that is reasonably likely to give rise to liability under Environmental Laws;

(d) there are no Claims pending or, to the knowledge of the Company, threatened against the Company with respect to Releases of Hazardous Materials at, on, or under real properties formerly owned or operated in connection with the business of the Company;

(e) no Environmental Claims are pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries;

(f) the Company has no ongoing obligation pursuant to a consent decree or other settlement for an alleged violation of or liability under applicable Environmental Laws, and the Company has not undertaken any action regulated under Environmental Laws, including any remediation, pursuant to a contractual indemnity in favor of a Third Party;

(g) the Company (i) has provided Buyer with access to copies of the most recent Phase I Environmental Site Assessments in the Company’s possession, in final or draft form, pertaining to Owned Real Property as of the date hereof and (ii) will after the date hereof, in accordance with the terms and conditions of Section 5.5 of this Agreement, provide Buyer with access to true and correct copies of all reports, investigations, and inspections in possession, custody or control of the Company or any of its subsidiaries pertaining or relating to Hazardous Materials or Environmental Claims in connection with any real property now or previously owned, leased or occupied by the Company or affecting the Company or any subsidiary, including any reports related to Hazardous Materials in, on, under or from any real property and/or to the environmental condition of such property;

(h) the Company and its subsidiaries are in compliance in all respects with Environmental Laws applicable to asbestos containing materials or polychlorinated biphenyl building materials installed in any buildings currently owned or leased by the Company or its subsidiaries; and

(i) the Company and its subsidiaries have not received any written notice that any property now or previously owned, operated or leased by the Company or any of its subsidiaries is listed or is proposed for listing on the National Priorities List pursuant to CERCLA, the Comprehensive Environmental Response, Compensation and Liability Information System List, any registry of contaminated land sites or on any similar state or foreign list of sites , and no Lien has been filed against either the personal or real property of the Company or any subsidiary under any Environmental Law.

Section 3.23 Customers; Suppliers. Except as set forth on Section 3.23 of the Company Disclosure Letter, since January 1, 2013 and as of the date hereof, none of the ten (10) largest customers of the Company and its subsidiaries (determined on the basis of aggregate amounts paid to the Company and its subsidiaries in the twelve-month period ended December 31, 2012) has reduced or otherwise discontinued, or, to the knowledge of the Company, threatened to reduce or discontinue, purchasing such goods, materials or services from the Company or any of its subsidiaries, as compared to aggregate amounts paid to the Company and its subsidiaries in the twelve-month period ended December 31, 2012, except for such reduction or discontinuation as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2013 and as of the date hereof, none of the ten (10) largest suppliers, vendors or purchasing agents (“Suppliers”) of the Company and its subsidiaries (determined on the basis of aggregate amounts paid by the Company and its subsidiaries in the twelve-month period ended December 31, 2012), has reduced or otherwise discontinued, or, to the knowledge of the Company, threatened to reduce or discontinue, supplying such goods, materials or services to the Company or any of its subsidiaries, as compared to aggregate amounts paid by the Company and its subsidiaries in the twelve-month period ended December 31, 2012, except for such reduction or discontinuation as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.24 Insurance. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) all insurance policies maintained by the Company and its subsidiaries are in full force and effect and all premiums due and payable thereon have been paid, (b) neither the Company nor any of its subsidiaries is in breach or default of any of the insurance policies, and neither the Company nor any of its subsidiaries has taken any action, or failed to take any action, which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification of any of the insurance policies, (c) since December 31, 2011 through the date hereof, neither the Company nor any of its subsidiaries has received any notice of termination or cancellation or, as of the date hereof, denial of coverage with respect to any insurance policy maintained by the Company or any of its subsidiaries or any claim made pursuant to any such insurance policy.

Section 3.25 Opinion of Financial Advisor. The board of directors of the Company has received the opinion of its financial advisor, Barclays Capital Inc., to the effect that, as of the date of such opinion and subject to the assumptions and limitations set forth therein, from a financial point of view, the Offer Price and Merger Consideration to be offered to stockholders of the Company pursuant to this Agreement is fair to such stockholders.

Section 3.26 Takeover Statutes. Assuming the accuracy of the representation contained in Section 4.11 and Section 4.12, the board of directors of the Company has taken such actions and votes as are necessary, if applicable, to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) inapplicable to this Agreement, the Offer, the Merger or any other Transaction.

Section 3.27 Vote Required. If required under applicable Laws in order to permit the consummation of the Merger, assuming the accuracy of the representations contained in Section 4.11 and Section 4.12, the affirmative vote of the holders of a majority of the shares of Company Common Stock issued and outstanding on the record date for a meeting of the stockholders of the Company is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement, approve the Merger and consummate the other Transactions.

Section 3.28 Brokers. No broker, finder or investment banker other than Barclays Capital Inc. is entitled to any brokerage, finder’s or other fee or commission in connection with the Offer, the Merger and any of the other Transactions based upon arrangements made by or on behalf of the Company.

Section 3.29 No Other Representations or Warranties. Except for the representations and warranties set forth in this Agreement, neither the Company nor any other person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Acquisition Sub in connection with the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization and Qualification; Subsidiaries. Each of Parent and Acquisition Sub is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation. Each of Parent and Acquisition Sub has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2 Certificate of Incorporation, Bylaws, and Other Organizational Documents. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws (or equivalent organizational or governing documents), and other organizational or governing documents, agreements or arrangements, each as amended to date, of each of Parent and Acquisition Sub (collectively, “Parent Organizational Documents”). The Parent Organizational Documents are in full force and effect. Neither Parent nor Acquisition Sub is in violation of any provision of the Parent Organizational Documents, as applicable, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3 Authority Relative to Agreement. Each of Parent and Acquisition Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the Transactions have been duly and validly authorized by all necessary corporate action of Parent and Acquisition Sub (other than the adoption of this Agreement by Parent as sole stockholder of Acquisition Sub (which shall occur immediately after the execution and delivery of this Agreement)), and no other corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions (other than, with respect to the Merger, the adoption of this Agreement by Parent as sole stockholder of Acquisition Sub (which shall occur immediately after the execution and delivery of this Agreement), and the filing of the Certificate of Merger with the Secretary of State). This Agreement has been duly and validly executed and delivered by Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 4.4 No Conflict; Required Filings and Consents.

(a) None of the execution and delivery of this Agreement by Parent and Acquisition Sub, the consummation by Parent or Acquisition Sub of the Transactions or compliance by Parent or Acquisition Sub with any of the provisions of this Agreement will (i) conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational or governing documents) of (x) Parent or (y) Acquisition Sub, (ii) assuming the consents, approvals and authorizations specified in Section 4.4(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to Parent or Acquisition Sub or by which any property or asset of Parent or Acquisition Sub is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Acquisition Sub pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Acquisition Sub is a party or by which Parent or Acquisition Sub or any property or asset of Parent or Acquisition Sub is bound, other than, in the case of clauses (ii) and (iii), for any such violations, breaches, defaults, rights, terminations, amendments, accelerations, or cancellations which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Acquisition Sub, the consummation by Parent and Acquisition Sub of the Transactions or compliance by Parent or Acquisition Sub with any of the provisions of this Agreement will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements of (i) the Exchange Act, the Securities Act or Blue Sky Laws, (ii) any applicable Antitrust Laws, (iii) the DGCL, (iv) the rules of the NYSE, (v) Exon-Florio relating to the submission of a CFIUS Notice, and (vi) ITAR, pursuant to 22. C.F.R. § 122.4, and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5 Absence of Litigation. As of the date hereof, there is no claim, action, suit, proceeding, or investigation pending or, to the knowledge of Parent, threatened against Parent, Acquisition Sub, or any of their respective affiliates or any of their respective properties or assets at law or in equity, and there are no Orders by or before any arbitrator or Governmental Authority, in each case as would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.6 Absence of Certain Agreements. Except as contemplated by this Agreement, neither Parent nor any of its affiliates has entered into any contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any contract, arrangement or understanding (in each case, whether oral or written), pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Offer Price or the Merger Consideration or pursuant to which any stockholder of the Company (a) agrees to tender its shares of Company Common Stock in the Offer or, if required by applicable Law, to vote to adopt this Agreement or the Merger or (b) agrees to vote against, or not to tender its shares of Company Common Stock in, any Superior Proposal.

Section 4.7 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Acquisition Sub expressly for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. For the avoidance of doubt, Parent makes no representation or warranty with respect to any information supplied by the Company or any of their respective Representatives for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9.

Section 4.8 Capitalization of Acquisition Sub. As of the date of this Agreement, the authorized share capital of Acquisition Sub consists of one hundred (100) shares, no par value per share, one hundred (100) shares of which are designated as common stock, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Acquisition Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned subsidiary of Parent. Acquisition Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Offer, the Merger and the other Transactions.

Section 4.9 Brokers. No broker, finder or investment banker other than J.P. Morgan Securities LLC is entitled to any brokerage, finder’s or other fee or commission in connection with the Offer, the Merger and any of the other Transactions based upon arrangements made by or on behalf of Parent or the Sponsor.

Section 4.10 No Vote of Parent Stockholders. No vote of the stockholders of the sole stockholder of Parent or the holders of securities of the sole stockholder of Parent is required by any applicable Law or the organizational documents of the sole stockholder of Parent in connection with the consummation of the Transactions.

Section 4.11 DGCL Section 203. Neither Parent nor Acquisition Sub is, nor at any time during the last three (3) years has either Parent or Acquisition Sub been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 4.12 Parent Ownership of Company Securities. Parent and its subsidiaries do not beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Common Stock or other securities of the Company or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

Section 4.13 Funds. Parent will have and will cause Acquisition Sub to have at the Offer Closing and the Merger Closing, the available cash on hand and/or financing in an aggregate amount sufficient to enable Acquisition Sub to consummate the Transactions, including payment in cash of the Offer Price at the Offer Closing and the aggregate Merger Consideration on the Merger Closing Date and for Parent and Acquisition Sub to satisfy all of their obligations under this Agreement, including to pay all related Expenses. Parent acknowledges that its obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing.

Section 4.14 Acknowledgement of Disclaimer of Other Representations and Warranties. Parent and Acquisition Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) neither the Company nor any of its subsidiaries makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Offer and the Merger except for those expressly set forth in this Agreement, (b) no person has been authorized by the Company or any of its subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Offer and Merger, and (c)

any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Acquisition Sub or any of their Representatives, including any materials or information made available in the Electronic Data Room or in connection with presentations by the Company’s management or otherwise, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in Article III. Each of Parent and Acquisition Sub acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of the Company and its subsidiaries.

Section 4.15 Guaranty. Concurrently with the execution of this Agreement, Parent has delivered to the Company the Guaranty of the Guarantor, dated as of the date of this Agreement, in favor of the Company in respect of all of the obligations of Parent and Acquisition Sub under this Agreement. The Guaranty is in full force and effect and is a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

Section 4.16 SKF USA Inc. Financial Statements and Related Matters. Parent has delivered to the Company true, correct and complete copies of consolidated unaudited financial statements of SKF USA Inc. (“SKF USA” )and its subsidiaries, consisting of the consolidated balance sheets as at December 31, 2012 and 2011, and the consolidated statement of operations, the consolidated statement of stockholders’ equity and comprehensive income, and the consolidated statement of cash flows, in each case, for the years ended December 31, 2012 and 2011 (collectively, the “SKF USA Financial Statements”). The SKF USA Financial Statements have been prepared in accordance with International Financial Reporting Standards, consistently applied, and (ii) fairly present in all material respects the consolidated financial position of SKF USA Inc. and its subsidiaries as at the respective dates thereof and their consolidated results of operations, stockholder’s equity and comprehensive income and cash flows for the respective periods then ended (subject to normal year-end audit adjustments and to any other adjustments described therein, including in any notes thereto). Since December 31, 2012, the business of SKF USA and its subsidiaries has been operated in the ordinary course of business and there has not occurred any change or development that has had or reasonably would be expected to have a material adverse effect on the business, results of operations, assets or financial condition of SKF USA and its subsidiaries, taken as a whole. Except (a) as reflected or reserved against in the consolidated balance sheet as of December 31, 2012 included in the SKF USA Financial Statement, and (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of such balance sheet, neither SKF USA nor any of its subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due, that would be required by generally accepted principles to be reflected or reserved against on a consolidated balance sheet (or the notes thereto).

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Offer Closing and the date, if any, on which this Agreement is terminated pursuant to Section 7.1, except (i) as may be required by Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly permitted pursuant to this Agreement, or (iv) as set forth in Section 5.1 of the Company Disclosure Letter, the business of the Company and its subsidiaries shall be conducted only in the ordinary course of business consistent with past practice in all material respects, and the Company shall use its reasonable best efforts to maintain its current relationships with its material suppliers, manufacturers, distributors, customers, key executive officers and other key employees. Without limiting the generality of the foregoing, except (i) as may be required by Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly permitted pursuant to this Agreement, or (iv) as set forth in Section 5.1 of the Company Disclosure Letter, the Company shall not, and shall not permit any of its subsidiaries, to:

(a) amend or otherwise change the Second Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company (or such equivalent organizational or governing documents of any of its subsidiaries);

(b) issue, sell, pledge, dispose, encumber, grant, confer or award any shares of its or its subsidiaries’ capital stock, or any options (excluding any Top-Up Option or Top-Up Option Shares), warrants, restricted stock units, convertible securities or other rights of any kind to acquire any (or that are valued in reference to) shares of its or its subsidiaries’ capital stock or take any action not otherwise contemplated by this Agreement to cause to be exercisable any otherwise unexercisable option under any existing stock plan (except as otherwise required by the terms of any unexercisable Company Option outstanding on the date hereof); provided, however, that (i) the Company may issue shares upon the exercise of any Company Option outstanding as of the date hereof under this Section 5.1, (ii) the Company may make grants and awards solely to the limited extent required as of the date of this Agreement under individual employment agreements or offer letters executed prior to the date hereof (which are disclosed on Section 5.1(b) of the Company Disclosure Letter) and (iii) the Company may issue Top-Up Option Shares pursuant to Section 1.3.

(c) (i) declare, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its subsidiaries’ capital stock, voting securities, other equity interests or obligations convertible into or exchangeable for any shares of its or any of its subsidiaries’ capital stock, other than dividends and distributions paid by a direct or indirect wholly-owned subsidiary of the Company to its parent and other than dividends declared by the board of directors of the Company prior to the date hereof, but unpaid as of the date hereof; (ii) adjust, split, combine or reclassify any of its or any of its subsidiaries’ capital stock, voting securities or other equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its or any of its subsidiaries’ capital stock, voting securities or other equity interests; or (iii) purchase, redeem or otherwise acquire any shares of capital stock, voting securities, other equity interests or obligations convertible into or exchangeable for any shares of its capital stock, or any other securities of the Company or any rights, warrants, calls or options to acquire any such shares of capital stock, voting securities or other equity interests, except for purchases, redemptions or other acquisitions of Company Common Stock required in connection with the forfeiture, exercise or vesting of any stock options outstanding on the date of this Agreement or issued after the date of this Agreement in accordance with the requirements of this Agreement;

(d) except as required pursuant to existing written agreements or Company Benefit Plans in effect as of the date hereof or as otherwise required by Law, (i) increase the compensation or other benefits payable or to become payable to employees, directors, executive officers of the Company or any of its subsidiaries, other than, in the case of employees who are neither directors nor officers of the Company or any of its subsidiaries, increases in cash compensation in the ordinary course of business consistent with past practice (including, for this purpose, the normal salary and bonus review process conducted each year), provided that such increases are not material, either individually or in the aggregate, (ii) grant any severance or termination pay to, or enter into or amend any severance agreement with, any director, officer, employee of the Company or any of its subsidiaries other than, in the case of employees who are neither directors nor officers of the Company or any of its subsidiaries, granting any severance or termination pay or entering into any severance agreement in the ordinary course of business consistent with past practice, provided that such pay and agreements are not material, either individually or in the aggregate, (iii) enter into any employment agreement (other than an “at will” agreement that may be terminated by the Company without cost or penalty) with any employee or officer of the Company or any of its subsidiaries (except to the extent necessary to replace a departing employee) other than, in the case of employees who are neither directors nor officers of the Company or any of its subsidiaries, entering into employment agreements with employees who are employed outside the United States in the ordinary course of business consistent with past practice, provided such agreements are not material, either individually or in the aggregate, (iv) establish, adopt, enter into, amend or terminate any collective bargaining agreement (including, but not limited to, the Collective Bargaining Agreements), or other agreement with a union, works council or other labor representative, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers, employees or any of their beneficiaries, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan, (vi) amend or modify any outstanding equity award other than to the extent required by the terms of this Agreement, (vii) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement contract or arrangement or Company Benefit Plan, (viii) accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan other than to the extent expressly required by the terms of this Agreement, or (ix) change any actuarial assumption used to calculate funding obligations with respect to any Company Benefit Plan, except to the extent required by applicable Law, or change the manner in which contributions to any Company Benefit Plan are made or the basis on which such contributions are determined;

(e) directly or indirectly acquire (including by merger, consolidation, or acquisition of stock or assets) any person or any division or amount of assets thereof; provided, however, this Section 5.1(e) shall not limit the Company’s ability to purchase inventory or other assets in the ordinary course of business consistent with past practice;

(f) directly or indirectly, other than in the ordinary course of business consistent with past practice (i) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its properties or other assets or any interests therein (including securitizations), in each case, with value in excess of $2,000,000, or (ii) enter into, modify or amend any material lease of real property;

(g) except for borrowings under the Company’s existing credit facilities (which credit facilities have been disclosed to Parent), (i) incur or modify the terms of any material Indebtedness for borrowed money in excess of $5,000,000 in the aggregate or guarantee any such Indebtedness for any person, (ii) make any loans, advances or capital contributions to, or investments in, any other person (other than the Company or any of its wholly owned subsidiaries) other than in the ordinary course of business consistent with past practice or (iii) repay, redeem, repurchase or otherwise retire, or otherwise make any payment in respect of, any material Indebtedness for borrowed money or any debt securities, or any rights, warrants, calls or options to acquire any debt securities, other than in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement;

(h) make any capital expenditures which, in the aggregate, are in excess of $2,500,000, except as set forth in the budget forecast delivered to Parent prior to the date hereof with respect to the second half of the Company’s 2013 fiscal year;

(i) except in the ordinary course of business, (i)(A) enter into or become bound by any agreement that, if entered into prior to the date hereof, would be a Company Material Contract, (B) modify or amend in any material respect or modify or amend or grant any release or relinquish any material rights under, any Company Material Contract outside the ordinary course of business consistent with past practice or (C) terminate any Company Material Contract or (ii) waive, release or assign any material rights or claims under any Company Material Contract, which if so entered into, modified, terminated, waived, released or assigned would be materially adverse to the business of the Company and its subsidiaries, taken as a whole;

(j) except as required by GAAP or applicable Laws, make any change in accounting methods, principles or practices;

(k) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(l) make or change any material Tax elections, settle or compromise any material Tax liability of the Company or any of its subsidiaries, make any material change in any method of Tax or financial accounting, file any amendment to an income or other material Tax Return, waive or extend any statute of limitations in respect of Taxes except as required by Law, fail to promptly notify Parent of any audit, examination, investigation, written claim or other proceedings by any taxing authority that arises prior to the Effective Time and involves a material amount of Taxes; or

(m) authorize, commit, resolve or enter into any agreement to do any of the foregoing actions prohibited by this Section 5.1.

Section 5.2 [intentionally omitted]

Section 5.3 Merger Without a Stockholders’ Meeting.

(a) Immediately following the Offer Closing, the parties shall take all necessary and appropriate actions to cause the Merger to become effective immediately following the Offer Closing, without a meeting of the stockholders of the Company, in accordance with Section 251(h) of the DGCL; provided, however, that if there has been a 251(h) Inapplicable Determination prior to the Effective Time and if Parent, Acquisition Sub and any other subsidiary of Parent shall collectively acquire at least ninety percent (90%) of the number of shares of Company Common Stock that are then issued and outstanding (including as a result of the exercise of the Top-Up Option) the parties shall take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the stockholders of the Company, in accordance with Section 253 of the DGCL.

(b) If, following the Offer Closing, the Required Stockholder Vote is necessary in order to consummate the Merger pursuant to the DGCL, Parent and Acquisition Sub shall take such actions as are reasonably necessary (including executing and delivering a written consent with respect to any shares of Company Common Stock owned by Parent and/or Acquisition Sub) to effect the Required Stockholder Vote by written consent of the stockholders of the Company in compliance with Section 228 of the DGCL and the certificate of incorporation and bylaws of the Company, and to effect the Merger in compliance with applicable Law.

Section 5.4 Appropriate Action; Consents; Filings.

(a) Subject to Section 5.6 and Section 5.4(c), the parties hereto will use their respective reasonable best efforts to consummate and make effective the Transactions and to cause the applicable conditions to the Offer and the Merger set forth in Annex I and Article VI to be satisfied, including (i) the obtaining of all necessary actions or nonactions, consents and approvals from Governmental Authorities or other persons necessary in connection with the consummation of the

Transactions, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Authority or other persons necessary in connection with the consummation of the Transactions, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement. Without limiting the generality of the foregoing, the Company and Parent shall prepare and file (i) the notification and report forms required to be filed under the HSR Act within two (2) Business Days following the date of this Agreement, (ii) the notification to the Department of State, Directorate of Defense Trade Controls required to be filed pursuant to 22 C.F.R. Part 122.4(b) of ITAR (“ITAR Notice”) to be filed within ten (10) days following the date of this Agreement; and (iii) a draft, but incomplete, CFIUS Notice prepared by the parties and pre-filed with CFIUS within two (2) Business Days following the date of this Agreement, and then within ten (10) days following the date of this Agreement, the filing of a CFIUS Notice and the provision to CFIUS of any additional or supplemental information requested by CFIUS or its member agencies during the CFIUS review (and, if applicable, investigation). The Company and Parent shall prepare and file any notification or other document required to be filed under any applicable foreign antitrust or competition-related Law of the jurisdictions set forth in Section 3.5 of the Company Disclosure Letter in connection with Transactions within five (5) Business Days following the date of this Agreement.

(b) Parent and the Company will comply at the earliest practicable time, and in any event no later than required by the Governmental Authority, with any request for additional information, documents or other materials received by it from any Governmental Authorities with respect to CFIUS Notice or ITAR Notice and will cooperate with the other parties hereto in connection with CFIUS Filing and ITAR filing. Parent and Company will each use its best efforts to promptly inform the other parties of any oral communication with, and to the extent they do not contain confidential information unrelated to the Transactions, provide copies of written communications with, any Governmental Authority regarding any such filings. Without the consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned), no party will independently participate in any scheduled meeting or teleconference with any Governmental Authority in respect of such filings, investigation or other inquiry without giving the other party prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and participate in such meeting. Neither Parent nor Company shall withdraw the CFIUS Filing or ITAR filing or take any other step that has the effect of suspending, extending or terminating any applicable waiting period, nor shall Parent or Company enter into any agreement with a Governmental Authority not to consummate (or regarding the timing of consummation of) the Transactions, without the prior written consent of the other party.

(c) Notwithstanding anything herein to the contrary, Parent shall take or cause Acquisition Sub to take any and all action necessary, including but not limited to (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective subsidiaries; (ii) terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Company or Parent or their respective subsidiaries or (v) effectuating any other change or restructuring of the Company or Parent or their respective subsidiaries (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Governmental Authority in connection with any of the foregoing and in the case of actions by or with respect to the Company or its subsidiaries or its or their businesses or assets; by consenting to such action by the Company and provided, that any such action may, at the discretion of the Company, be conditioned upon consummation of the Offer or the Merger) (each a “Divestiture Action”) to ensure that no Governmental Entity enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any law, rule, regulation or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Offer or the Merger, or to ensure that no Governmental Authority with the authority to clear, authorize or otherwise approve the consummation of the Offer or the Merger, fails to do so by the Termination Date. In the event that any action is threatened or instituted challenging the Offer or the Merger as violative of any Antitrust Law or Exon-Florio or with respect to CFIUS, Parent shall take all action necessary, including but not limited to any Divestiture Action to avoid or resolve such action. Notwithstanding anything contained herein (including this Section 5.4), Parent shall not be required under any circumstance to propose, negotiate, commit to or undertake any Divestiture Acton that would result in a material adverse effect on the combined businesses of SKF USA (and its subsidiaries) and the Company (and its subsidiaries), taken as a whole. In the event that any permanent or preliminary injunction or other order is threatened or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the Transactions, Parent shall use its reasonable best efforts to take promptly any and all steps necessary to avoid or prevent such injunction or order so as to permit such consummation prior to the Termination Date. The Company reasonably shall cooperate with Parent and shall use its reasonable best efforts to assist Parent in resisting and reducing any Divestiture Action and any threatened or reasonably foreseeable permanent or preliminary injunction or other order.

(d) Each of Parent and the Company shall give (or shall cause its respective subsidiaries to give) any notices to third parties, and the Company shall use, and cause each of its affiliates to use, its reasonable best efforts, and Parent shall use its reasonable best efforts to cooperate with the Company in its efforts, to obtain any Third Party consents not covered by paragraphs (a) and (b) and identified on Section 5.4(d) of the Company Disclosure Letter; provided, however, that the Company shall not be required to make any payment in connection with the Company’s or its affiliates’ obligations under this Section 5.4(d). Each of the parties hereto (i) will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and (ii) will cooperate in responding to any inquiry from a Governmental Authority, including immediately informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. Notwithstanding the foregoing, obtaining any Third Party consents pursuant to this Section 5.4(d) shall not be considered a condition to the obligations of Parent and Acquisition Sub to consummate the Offer or the Merger.

Section 5.5 Access to Information; Confidentiality.

(a) From the date of this Agreement to the Effective Time or the earlier Termination Date, if any, pursuant to Section 7.1, upon reasonable notice to the Company, to the extent permitted by applicable Law and contracts, the Company will provide to Parent and its directors, officers, employees, consultants, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours to the Company’s and its subsidiaries’ properties, books, contracts, records (including Tax records and Tax Returns), agreements, and directors, managers, officers, representatives and other information as Parent may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company and its subsidiaries; provided, however, any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Company, and in such a manner as to not interfere unreasonably with the normal operation of the business of the Company; provided, further, that the Company shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Company, (i) breach any agreement with any Third Party, (ii) constitute a waiver of the attorney-client or other privilege held by the Company (it being agreed that the Company shall give notice to Parent of the fact that it is withholding such information or documents pursuant to clauses (i) and (ii) above and thereafter the Company and Parent shall reasonably cooperate to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection or violate the applicable restriction), (iii) contravene any applicable Law or (iv) relate to or include the evaluation, deliberations or minutes of the board of directors of the Company (or any committee thereof) related to the Transactions or any other strategic alternatives involving the Company or any materials provided to the board of directors of the Company (or any committee thereof) in connection therewith.

(b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall remain in full force and effect.

Section 5.6 Go-Shop; Non-Solicitation; Acquisition Proposals.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period commencing on the date of this Agreement and ending at 11:59 p.m. (New York City time) on the fortieth (40th) day following the date of this Agreement (the “Go-Shop Period”), the Company and its Representatives and subsidiaries shall be permitted to, directly or indirectly, (x) solicit, initiate, encourage, induce and facilitate, whether publicly or otherwise, any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a Competing Proposal, (y) grant a waiver substantially in the form attached hereto as Exhibit A (the “Standstill Waiver”) of or terminate any “standstill” or similar obligation of any Third Party with respect to the Company or any of its subsidiaries to allow such Third Party to submit a Competing Proposal in compliance with this Section 5.6 and (z) engage in discussions and negotiations with, and furnish non-public information relating to the Company and its subsidiaries and afford access to the books and records of the Company and its subsidiaries to any Third Party in connection with a Competing Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to a Competing Proposal; provided, that prior to furnishing such information or affording such access, the Company has entered into an Acceptable Confidentiality Agreement with such Third Party and has previously provided or made available (or substantially concurrently provides or makes available) such information to Parent. Notwithstanding anything in this Section 5.6 to the contrary, the Company shall not, and shall not permit its subsidiaries to, reimburse or agree to reimburse the expenses of any Third Party (other than the Company’s Representatives) in connection with a Competing Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to a Competing Proposal.

(b) Except as permitted by this Section 5.6 and except with an Excluded Party (for so long as such person is an Excluded Party), from and after the expiration of the Go-Shop Period, (i) the Company shall, and shall cause each of its directors, officers, Representatives and subsidiaries to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party relating to a Competing Proposal; and (ii) the Company shall request that each Third Party that has previously executed a confidentiality or similar agreement in connection with its consideration of a Competing Proposal promptly return to the Company or destroy any non-public information previously furnished or made available to such Third Party or any of its Representatives by or on behalf of the Company or its Representatives in accordance with the terms of the confidentiality agreement in place with such Third Party.

(c) The Company shall within one (1) Business Day following the expiration of the Go-Shop Period: (i) deliver to Parent a written notice setting forth: (A) the identity of each Excluded Party and (B) the material terms and conditions of the pending Competing Proposal made by such Excluded Party (it being understood that price per share shall be considered a material term of any such pending Competing Proposal); and (ii) deliver to Parent unredacted copies of all proposed transaction documents received by the Company or any of its Representatives from any such Excluded Party or its Representatives including any financing commitments (including redacted fee letters) related thereto. In addition, from and after the expiration of the Go-Shop Period, the Company shall, as promptly as reasonably practicable, and in any event within one (1) Business Day of receipt by the Company or any of its Representatives of any Competing Proposal or any inquiry or request that could reasonably be expected to lead to any Competing Proposal, (i) deliver to Parent a written notice setting forth: (A) the identity of the Third Party making such Competing Proposal, inquiry or request; and (B) the material terms and conditions of any such Competing Proposal (it being understood that price per share shall be considered a material term of any such Competing Proposal); and (ii) deliver to Parent unredacted copies of all proposed transaction documents received by the Company or any of its Representatives from any such Third Party or its Representatives relating to any such Competing Proposal, including any financing commitments (including redacted fee letters) related thereto. The Company shall keep Parent reasonably informed of any material amendment or modification of any such Competing Proposal, inquiry or request on a reasonably prompt basis, and in any event within two (2) Business Days thereof. Notwithstanding anything in this Section 5.6 to the contrary, the Company shall not, and shall not permit its subsidiaries to, reimburse or agree to reimburse the expenses of any Third Party (other than the Company’s Representatives) in connection with a Competing Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to a Competing Proposal.

(d) Except as expressly permitted by this Section 5.6, the Company shall not, shall cause its directors, officers and subsidiaries not to, and shall cause each of its Representatives and its subsidiaries’ Representatives not to, from the expiration of the Go-Shop Period until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry by, discussion with, or offer or request from any Third Party that constitutes, or could reasonably be expected to lead to, a Competing Proposal, (ii) engage in any discussions or negotiations with (other than to state they are not permitted to engage discussions or negotiations), or furnish any non-public information relating to the Company or any of its subsidiaries to, or afford access to the books or records of the Company or its subsidiaries to, any Third Party that, to the knowledge of the Company, is seeking to make, or has made, a Competing Proposal or (iii) approve, endorse, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement (other than an Acceptable Confidentiality Agreement) with respect to any Competing Proposal (an “Alternative Acquisition Agreement”).

(e) At any time after the expiration of the Go-Shop Period and prior to the Offer Closing, the Company or its board of directors, directly or indirectly through its Representatives, may (i) furnish nonpublic information to any Third Party making a Competing Proposal (provided, however, that prior to so furnishing such information, the Company has entered into an Acceptable Confidentiality Agreement with such Third Party and previously provided such information to Parent), and (ii) engage in discussions or negotiations with such Third Party with respect to the Competing Proposal, in each case if: (x) such Third Party has submitted a bona fide written Competing Proposal that did not result from a material breach of this Section 5.6 and that the board of directors of the Company, or any duly authorized committee thereof, determines in good faith, after consultation with its financial and legal advisors, constitutes, or could reasonably be expected to lead to, a Superior Proposal, and (y) the board of directors of the Company, or any duly authorized committee thereof, determines in good faith, after consultation with legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law. Prior to taking any of the actions referred to in this Section 5.6(e), the Company shall notify Parent and Acquisition Sub orally and in writing that it proposes to furnish non-public information and/or enter into discussions or negotiations as provided in this Section 5.6(e). Notwithstanding anything to the contrary contained in this Section 5.6, prior to the Offer Closing, the Company shall be permitted to take the actions described in Section 5.6(a) and Section 5.6(d) (other than in clause (d)(iii), except to the extent effected in accordance with this Agreement) and clauses (i) and (ii) above with respect to any Excluded Party for so long as such person is an Excluded Party, including with respect to any amended or revised proposal submitted by such Excluded Party following the Go-Shop Period, and the restrictions in Section 5.6(d) (other than in clause (d)(iii), except to the extent effected in accordance with this Agreement) shall not apply with respect thereto.

(f) Except as expressly permitted by this Section 5.6(f), neither the board of directors of the Company nor any committee thereof shall (i) withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify, in a manner adverse to Parent or Acquisition Sub, the Company Recommendation or fail to include the Company Recommendation in the Schedule 14D-9; or (ii) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Competing Proposal (any of the actions described in clauses (i) and (ii) of this Section 5.6(f), an “Adverse Recommendation Change”); or (iii) cause or permit the Company or any of its subsidiaries to enter into any Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Offer Closing, the board of directors of the Company shall be permitted (x) to terminate this Agreement pursuant to Section 7.1(c)(ii) to enter into a definitive agreement with respect to a Superior Proposal that did not result from a material breach of this Section 5.6, subject to compliance with Section 5.6(g) and Section 7.3, if the board of directors of the Company (A) has received a Competing Proposal that, in the good faith determination of the board of directors of the Company, constitutes, a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by Parent and Acquisition Sub pursuant to, Section 5.6(g), and (B) determines in good faith, after consultation with its legal advisors, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, or (y) to effect an Adverse Recommendation Change described in clause (i) of such definition, solely as a result of an Intervening Event if the board of directors of the Company determines in good faith, after consultation with its legal advisors, that failure to make an Adverse Recommendation Change would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law.

(g) The Company shall not be entitled to effect an Adverse Recommendation Change or to terminate this Agreement as permitted under Section 5.6(f) with respect to a Superior Proposal unless (i) the Company has provided prior written notice at least three (3) full Business Days in advance (and does not take action until after 12:01 a.m. on the day following such third (3rd) full Business Day) (a “Notice of Superior Proposal”) to Parent and Acquisition Sub that the Company intends to take such action and describing the material terms and conditions of the Superior Proposal that is the basis of such action (including the identity of the Third Party and unredacted copies of all proposed transaction documents, including any financing commitments and redacted fee letters related thereto), (ii) during the three (3) Business Day period following Parent’s and Acquisition Sub’s receipt of the Notice of Superior Proposal, the Company shall, and shall cause its Representatives to, negotiate with Parent and Acquisition Sub in good faith (to the extent Parent and Acquisition Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, (iii) following the end of the three (3) Business Day period, the board of directors of the Company shall have determined in good faith, after consultation with its legal and financial advisors and taking into account any changes to this Agreement proposed in writing by Parent and Acquisition Sub in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal and (iv) in the event of any material amendment to the financial terms or any other material amendment of such Superior Proposal, a new Notice of Superior Proposal shall have been provided by the Company to Parent and the Company shall be required to comply again with the requirements of this Section 5.6(g), except that references to the three (3) Business Day period above shall be deemed to be references to a two (2) Business Day period; provided, that any purported termination of this Agreement pursuant to Section 7.1(c)(ii) shall be void and of no force or effect unless the Company pays Parent the Termination Fee in accordance with Section 7.3(a)(ii) prior to or concurrently with such termination.

(h) Nothing contained in this Agreement shall prohibit the Company or the board of directors of the Company, directly or indirectly through its Representatives, from (i) taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to the Company’s stockholders), or (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Company’s stockholders) if the board of directors of the Company has determined in good faith, after consultation with legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that any disclosures permitted under this Section 5.6(h)(ii) shall not be a basis, in themselves for Parent to terminate this Agreement pursuant to Section 7.1(d)(iii).

(i) From the date hereof until the end of the Go-Shop Period, the Company shall be permitted to grant a Standstill Waiver with respect to the Company or any of its subsidiaries in compliance with this Section 5.6. After the expiration of the Go-Shop Period, the Company shall not grant any waiver or release under any “standstill” or similar obligation with respect to the Company or any of its subsidiaries; provided, however, at any time prior to the Offer Closing, the board of directors of the Company may grant a waiver or release under any standstill agreement with respect to the Company or any of its subsidiaries if the board of directors of the Company, or any duly authorized committee thereof, determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law. Except as contemplated by this Section 5.6(i), the Company shall use its reasonable best efforts to enforce, and shall not release or permit the release of any Third Party from, or amend, waive, terminate or modify, and shall not permit the amendment, waiver, termination or modification of, any provision of, any confidentiality or similar agreement to which the Company or any of its subsidiaries is a party or under which the Company or any of its subsidiaries has any rights. The Company shall not, and shall not permit any of its Representatives to, enter into any confidentiality agreement subsequent to the date of this Agreement which prohibits the Company from providing to Parent the information specifically required to be provided to Parent pursuant to this Section 5.6.

(j) For purposes of this Agreement:

(i) “Competing Proposal” shall mean, other than the Transactions, any bona fide written proposal or offer (other than a proposal or offer by Parent, Acquisition Sub or any of its subsidiaries), including any amendments, adjustments, changes, revisions and supplements thereto, from a Third Party relating to (i) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets of the Company as determined on a book-value basis; (ii) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any Third Party of fifteen percent (15%) or more of the assets of the Company and its subsidiaries, taken as a whole as determined on a book-value basis; (iii) the acquisition in any manner, directly or indirectly, by any Third Party of fifteen percent (15%) or more of the issued and outstanding shares of Company Common Stock, or (iv) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning fifteen percent (15%) or more of the Company Common Stock or any class of equity or voting securities of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets of the Company as determined on a book-value basis.

(ii) “Excluded Party” shall mean any person, group of persons or group that includes any person (so long as such person and the other members of such group, if any, who were members of such group immediately prior to the expiration of the Go-Shop Period constitute at least fifty percent (50%) of the equity financing (measured by vote and value) such group at all times following the expiration of the Go-Shop Period and prior to the termination of this Agreement) from which the Company received during the Go-Shop Period a written Competing Proposal that: (a) remains pending as of, and shall not have been withdrawn prior to, the expiration of the Go-Shop Period; and (b) the board of directors of the Company determines in good faith during the one (1) Business Day period commencing upon the expiration of the Go-Shop Period, after consultation with the Company’s financial and legal advisors, constitutes or could reasonably be expected to lead to a Superior Proposal; provided, however, that a person that is an Excluded Party shall cease to be an Excluded Party upon the withdrawal, termination or expiration of such Competing Proposal (as it may be amended, adjusted, changed, revised, extended and supplemented).

(iii) “Superior Proposal” shall mean a written Competing Proposal (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) made by a Third Party on terms that the board of directors of the Company determines in good faith, after consultation with the Company’s financial and legal advisors, is more favorable to the Company’s stockholders from a financial point of view than the terms of the Offer or the Merger (after giving effect to all adjustments to the terms thereof which may be offered by Parent in writing (including pursuant to Section 5.6(g))).

Section 5.7 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Acquisition Sub agree that all rights to exculpation, advancement of expenses and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the Transactions), existing as of the date of this Agreement in favor of the current or former directors, officers or employees, as the case may be, of the Company or its subsidiaries as provided in the Company’s or each of the Company’s subsidiaries’ respective articles or certificates of incorporation or bylaws (or comparable organizational or governing documents) or in any agreement, shall survive the Merger and shall continue in full force and effect. After the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) (i) indemnify, defend and hold harmless, and advance expenses to, Indemnitees with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent required by: (x) the Second Restated Certificate of Incorporation or Bylaws (or equivalent organizational or governing documents) of the Company or any of its subsidiaries or affiliates as in effect on the date of this Agreement and (y) any indemnification agreement of the Company or its subsidiaries or other applicable contract as in effect on the date of this Agreement, and (ii) not amend, repeal or otherwise modify any such provisions referenced in subsections (i)(x) and (y) above in any manner that would adversely affect the rights thereunder of any Indemnitees with respect to any acts or omissions occurring on or prior to the Effective Time.

(b) Without limiting the provisions of Section 5.7(a), during the period commencing as of the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent and the Surviving Corporation will, to the same extent as such persons are indemnified or have the right to advancement of expenses as of the date hereof under the Second Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company and the equivalent organizational or governing documents of each of the Company’s subsidiaries: (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, inquiries, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (x) any action or omission or alleged action or omission in such Indemnitee’s capacity as a director, officer, employee, fiduciary or agent of the Company or any of its subsidiaries or affiliates; or (y) the Offer, the Merger, the Merger Agreement and any Transactions; and (ii) advance prior to the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 5.7(b) or elsewhere in this Agreement, neither Parent nor the Surviving Corporation shall (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 5.7(b) unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such claim, action, suit, proceeding or investigation, and does not include an admission of fault or wrongdoing by any Indemnitee.

(c) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies. If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, (i) the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date of this Agreement with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies as of the date of this Agreement, or (ii) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six (6) years after the Effective Time, the Indemnitees who are insured under the Company’s D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, that is no less favorable than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such insurance; and provided further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available at an annual premium equal to 300% of the annual premium currently paid by the Company, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) The Indemnitees to whom this Section 5.7 applies shall be Third Party beneficiaries of this Section 5.7. The provisions of this Section 5.7 are intended to be for the benefit of each Indemnitee and his or her successors, heirs or representatives. Parent shall pay, or cause to be paid, all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnitee in successfully enforcing the indemnity and other obligations provided in this Section 5.7.

(e) The rights of each Indemnitee under this Section 5.7 shall be in addition to any rights such person may have under the certificate of incorporation or bylaws of the Company, the Surviving Corporation or any of its subsidiaries, or under any applicable Law or under any agreement of any Indemnitee with the Company or any of its subsidiaries.

(f) In the event that Parent, the Surviving Corporation or any of their respective subsidiaries or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume all of the obligations set forth in this Section 5.7.

(g) Notwithstanding anything contained in Section 8.1 or Section 8.7 to the contrary, this Section 5.7 shall survive the consummation of the Merger and shall be binding, jointly and severally, on the successors and assigns of Parent, the Surviving Corporation and its subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives.

Section 5.8 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement or any of the Transactions, or from any person alleging that the consent of such person is or may be required in connection with any of the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could reasonably be expected to be material to the Company, the Surviving Corporation or Parent, (b) any actions, suits, claims, investigations by a Governmental Authority or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to this Agreement or any of the Transactions, including any stockholder litigation against the Company and/or its directors relating to the Transactions, and (c) the discovery by such party of any fact, circumstance or event, the occurrence or non-occurrence of which could reasonably be expected, individually or taken together with all other existing facts, events and circumstances known to such party, to cause or result in any of the conditions of the obligations of such party to consummate the Merger as set forth in Article VI or the Offer not to be satisfied or the satisfaction of which to be materially delayed. In the event of any stockholder litigation against the Company and/or its directors relating to the Transactions, the Company shall give Parent the opportunity to participate in the defense or settlement of any such litigation and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed). The delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties or covenants of the parties or the conditions to the obligations of the parties hereunder.

Section 5.9 Public Announcements. The Company, Parent and Acquisition Sub shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or otherwise making any public statements with respect to this Agreement or the Transactions, and none of the parties shall issue any such press release or make any public statement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that each party may issue any such press release or make such public announcement it believes in good faith is required to be made by applicable Law, Order or applicable stock exchange rule or any listing agreement of any party hereto; provided, further, that the party seeking to issue or cause the publication of any press release with respect to this Agreement or the Transactions shall not be required to provide to the other party an opportunity to review or comment on any disclosure relating to any Superior Proposal or Adverse Recommendation Change. The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties

Section 5.10 Employee Matters.

(a) As of the Effective Time, Parent shall assume and honor or cause the Surviving Corporation to assume and honor the Collective Bargaining Agreements. During the one (1)-year period commencing at the Effective Time, Parent shall provide or shall cause the Surviving Corporation to provide to employees of the Company and any of its subsidiaries whose terms and conditions of employment are not governed by any Collective Bargaining Agreements (“Non-Union Company Employees” and, collectively with employees of the Company and any of its subsidiaries whose terms and conditions of employment are governed by Collective Bargaining Agreements, the “Company Employees”) a base salary or wage rate at least equal to the Non-Union Company Employees’ base salary or wage rate in effect as of immediately prior to the Effective Time and compensation and benefits (excluding equity-based compensation and benefits provided under any defined benefit pension plan) that are, in the aggregate for all such employees as a group, no less favorable than to the compensation and benefits being provided to Non-Union Company Employees immediately prior to the Effective Time. Parent shall pay or shall cause the Surviving Corporation to pay to each Company Employee who is otherwise entitled to an annual cash bonus for the 2013 bonus year an annual cash bonus (or, if applicable, pro rata bonus) for the 2013 bonus year at the time such annual cash bonus would otherwise be paid in the ordinary course of business in accordance with the terms of the applicable Company Benefit Plan, at a level based on the Company’s or applicable business unit’s full year performance, as established and calculated by the Company for financial statement purposes as of June 29, 2013; provided that any Company Employee whose employment with the Company, Parent or their affiliates is terminated following the Effective Time but prior to December 31, 2013 without “Cause” (within the meaning of the Company’s Severance Plan as in effect immediately before the date hereof) shall receive an annual cash bonus, prorated based on the number of full months employed during the 2013 bonus year, no later than the second (2nd) payroll period after the date of such termination (except to the extent that the receipt of such pro-rated bonus would duplicate benefits such Company Employee is otherwise entitled to pursuant to (i) or (ii) below or pursuant to another severance plan or agreement), and except as otherwise provided under any applicable Company Benefit Plan any Company Employee who resigns or is terminated by the Company for “Cause” prior to December 31, 2013 shall not be entitled to receive any bonus payment. In addition, notwithstanding the foregoing, certain Company Employees shall be eligible for severance benefits as set forth in Section 5.10(a)(i) of the Company Disclosure Letter. The Company shall take all actions necessary, including amending the applicable annual bonus plan(s), to effect the provisions of this Section 5.10(a).

(b) For purposes of eligibility, determination of level of benefits and vesting but not benefit accrual under the compensation and benefit plans, programs agreements and arrangements of Parent, the Company, the Surviving Corporation or any respective subsidiary and affiliate thereof providing benefits to any Company Employees after the Merger Closing Date, other than defined benefit plans (the “New Plans”), including for purposes of accrual of vacation and other paid time off and severance benefits under New Plans, each Company Employee shall be credited with his or her years of service with the Company, the Company subsidiaries and their respective affiliates (and any additional service with any predecessor employer) before the Merger Closing Date, to the same extent as such Company Employee was entitled, before the Merger Closing Date, to credit for such service under any similar Company Benefit Plan (except to the extent such service credit will result in the duplication of benefits). In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents under a Company Benefit Plan during the portion of the plan year prior to the Effective Time to be taken into account under such New Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Nothing in this Agreement, express or implied, shall (i) confer upon any employee of Company or any of its subsidiaries, or any representative of any such employee, any rights or remedies, including any right to employment or continued employment for any period or terms of employment, for any nature whatsoever, (ii) be interpreted to prevent or restrict Parent or the Surviving Corporation from modifying or terminating the employment or terms of employment of any employee of the Company or any of its subsidiaries, including the amendment or termination of any employee benefit or compensation plan, program or arrangement, after the Merger Closing Date or (iii) be construed to amend any Company Benefit Plan or any other employee benefit or compensation plan, program or arrangement of the Company, Parent, or any affiliate of either.

(d) Prior to the Effective Time, the Company shall take all actions necessary to:

(i) effectuate Section 2.3(a) (including providing any required notices and obtaining any required consents); and

(ii) ensure following the Effective Time that no holder (or former holder) of Company Options, or any participant (or former participant) in any Company Benefit Plan shall have any right thereunder to acquire any shares of capital stock or voting securities of, or other equity interests (including “phantom” stock or stock appreciation rights) in, the Company, the Surviving Corporation or any of their respective subsidiaries.

The Company shall provide Parent with drafts of, and a reasonable opportunity to comment upon, all resolutions and other written actions as may be required to effectuate the provisions of Section 2.3(a). For purpose of the foregoing sentence, a reasonable opportunity shall mean at least three (3) Business Days prior to the adoption of the resolution or taking of the action.

Section 5.11 Acquisition Sub. Parent will take all actions necessary to (a) cause Acquisition Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement, (b) cause the Surviving Corporation to perform its obligations under this Agreement and (c) ensure that, prior to the Effective Time, Acquisition Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any Indebtedness.

Section 5.12 Rule 14d-10 Matters. The Company and its subsidiaries will not, after the date hereof, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any Covered Securityholder unless, prior to such entry into, establishment, amendment or modification, the Company Compensation Committee shall have taken all such steps as may be necessary to (i) approve as an Employment Compensation Arrangement each such plan, program, agreement or arrangement and (ii) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement, arrangement, understanding, payment or benefit.

Section 5.13 Rule 16b-3 Matters. Prior to the Effective Time, the Company may take such further actions, if any, as may be necessary or appropriate to ensure that the dispositions of equity securities of the Company (including derivative securities) pursuant to the Transactions by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14 Takeover Statutes. If any Takeover Statute is or may become applicable to the Transactions after the date of this Agreement, Parent, the board of directors of Parent, the Company and the board of directors of the Company shall each use its respective reasonable best efforts to grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize, to the extent possible, the effects of such statute or regulation on the Transactions.

Section 5.15 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Offer Closing, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Offer Closing. Prior to the Offer Closing, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Effective Time of the following conditions:

(a) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of enjoining or otherwise prohibiting the making of the Offer or the consummation of the Offer or the Merger;

(b) Acquisition Sub shall have accepted for payment all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer; and

(c) If there has been a 251(h) Inapplicable Determination and the Required Stockholder Vote is necessary in order to consummate the Merger pursuant to the DGCL, then the Required Stockholder Vote shall have been obtained.

Section 6.2 Frustration of Conditions. None of the Company, Parent or Acquisition Sub may rely on the failure of any condition set forth in this Article VI or in Annex I to be satisfied if such failure was caused by such party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time (except as otherwise expressly noted), as follows:

(a) by mutual written consent of each of Parent and the Company; or

(b) by either Parent or the Company, if:

(i) (A) the Offer Closing shall not have occurred on or before January 3, 2014 (the “Termination Date”) or (B) the Offer is terminated or withdrawn pursuant to its terms and the terms of this Agreement without any shares of Company Common Stock being purchased thereunder; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party whose failure to fulfill in any material respect its obligations under this Agreement has been the cause of, or resulted in the events specified in Section 7.1(b)(i); or

(ii) (A) a Law shall have been enacted, entered or promulgated prohibiting or making illegal the consummation of the Offer or the Merger on the terms contemplated hereby or (B) any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting any of the Transactions, and such Order or other action shall have become final and non-appealable; provided, however, the right to terminate this Agreement under this Section 7.1(b)(ii)(B) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the failure of such party, and in the case of Parent, including the failure of Acquisition Sub, to perform any of its obligations under this Agreement; or

(c) by the Company if:

(i) Parent or Acquisition Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform cannot be cured on or before the Termination Date or, if curable, is not cured by Parent within (1) fifteen (15) days of receipt by Parent of written notice of such breach or failure or (2) any shorter period of time that remains between the date the Company provides written notice of such breach and the Termination Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if the Offer Closing shall have occurred; it being acknowledged and agreed that any termination by the Company pursuant to this Section 7.1(c)(i) shall not constitute an Adverse Recommendation Change;

(ii) prior to the Offer Closing (x) the board of directors of the Company has determined to enter into a definitive agreement with respect to a Superior Proposal to the extent permitted by, and subject to the terms and conditions of, Section 5.6, and (y) concurrently with such termination, the Company pays to Parent the fee specified in Section 7.3(a)(ii); or

(iii) Acquisition Sub shall have failed to commence the Offer on or prior to the date provided therefor in Section 1.1(a) or consummate the Offer in accordance with Section 1.1; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(c)(iii) if Acquisition Sub’s failure to commence the Offer is primarily due to the Company’s material breach of this Agreement; or

(d) by Parent if:

(i) (x) the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in a failure of any Offer Condition set forth in clauses (ii) or (iii) of paragraph (e) of Annex I, and (B) cannot be cured on or before the Termination Date or, if curable, is not cured by the Company within (1) fifteen (15) days of receipt by the Company of written notice of such breach or failure or (2) any shorter period of time that remains between the date Parent provides written notice of such breach and the Termination Date or (y) a Company Material Adverse Effect occurs or exists such that any Offer Condition set forth in Annex I becomes incapable of being met; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if the Offer Closing shall have occurred; or

(ii) the Company shall have materially breached Section 5.6 ; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(ii) if the Offer Closing shall have occurred; or

(iii) (x) the board of directors of the Company shall have effected an Adverse Recommendation Change or shall have failed to publicly reaffirm the Company Recommendation within seven (7) Business Days of receipt of a written request by Parent to provide such reaffirmation following the public announcement of a Competing Proposal (provided, however, that such seven (7) Business Days period shall be extended for an additional five (5) Business Days following any material modification to such Competing Proposal occurring after receipt of Parent’s written request and (II) such reaffirmation may include such additional disclosures as the board of directors of the Company determines, in good faith, after consultation with legal counsel, would reasonably be necessary to satisfy the fiduciary duties of the board of directors of the Company or comply with applicable Law); or (y) the Company enters into an Alternative Acquisition Agreement; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(iii) if the Offer Closing shall have occurred.

Section 7.2 Effect of Termination. In the event that this Agreement is terminated and the Merger abandoned pursuant to Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto (or any of their respective Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that no such termination shall relieve any party hereto of any liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of Expenses or out-of-pocket costs) resulting from any willful or intentional breach of this Agreement prior to such termination, in which case the aggrieved party shall be entitled to all remedies available at law or in equity, but subject in all cases to, and without limiting, Section 7.3(d); and provided, further, that the Confidentiality Agreement, this Section 7.2, and the provisions of Section 5.5(b) (Access to Information; Confidentiality), Section 5.9 (Public Announcements), Section 7.3 (Termination Fees), Article VIII (General Provisions) and Article IX (Definitions) shall survive any termination of this Agreement pursuant to Section 7.1.

Section 7.3 Termination Fees.

(a) If, but only if, the Agreement is terminated by:

(i) either Parent or the Company pursuant to Section 7.1(b)(i) or by Parent pursuant to Section 7.1(d)(i) and (A) a Competing Proposal has been made to the Company after the date hereof and has been publicly made or publicly disclosed and such Competing Proposal has not been withdrawn prior to the termination of this Agreement, and (B) within twelve (12) months of the termination of this Agreement, the Company (1) enters into a definitive agreement for the consummation of a Competing Proposal (regardless of when such Competing Proposal was initially made) and such Competing Proposal is subsequently consummated (regardless of whether such consummation occurs within the twelve (12) month period) or (2) consummates a Competing Proposal (regardless of when such Competing Proposal was initially made), then the Company shall pay, or cause to be paid, to Parent the Termination Fee concurrently with the consummation of such transaction arising from such Competing Proposal (provided, however, that for purposes of this Section 7.3(a)(i), the references to “fifteen percent (15%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%)”);

(ii) the Company pursuant to Section 7.1(c)(ii) then the Company shall pay, or cause to be paid, to Parent the Termination Fee concurrently with such termination; or

(iii) Parent pursuant to Section 7.1(d)(ii) or Section 7.1(d)(iii) then the Company shall pay, or cause to be paid, to Parent the Termination Fee not later than the second (2nd) Business Day following such termination.

(b) Notwithstanding anything to the contrary set forth in this Agreement:

(i) the parties agree that in no event shall the Company be required to pay the Termination Fee, as the case may be, on more than one occasion;

(ii) the parties agree that the Termination Fee shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Tax Law; and

(iii) any amounts payable pursuant to this Section 7.3 shall be paid by wire transfer of same day funds in accordance with this Section 7.3.

(c) For purposes of this Agreement, “Termination Fee” means an amount equal to $34 million (subject to reduction as provided in Section 7.3(e)), except that if this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii): (A) prior to the expiration of the Go-Shop Period or (B) after the expiration of the Go-Shop Period and prior to the date that is ten (10) days after the expiration of the Go-Shop Period, in connection with a Competing Proposal from, or an Alternative Acquisition Agreement with, an Excluded Party, the “Termination Fee” shall be an amount equal to $17 million (subject to reduction as provided in Section 7.3(e));

(d) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 8.9 with respect to the enforcement of the provisions of Section 7.3(a), Parent’s right to receive payment from the Company of the Termination Fee pursuant to Section 7.3(a) shall constitute the sole and exclusive remedy of Parent and Acquisition Sub against the Company and its subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(e) In the event that Parent terminates this Agreement pursuant to Section 7.1(d)(i)(x), the Company shall pay Parent or its designees, as promptly as possible (but in any event within two (2) Business Days) following the delivery by Parent of an invoice therefor, all out-of-pocket Third Party fees and expenses incurred by Parent, Acquisition Sub and their respective affiliates in connection with the Transactions (the “Parent Expenses”); provided, that the Company shall not be required to pay more than an aggregate of $5,000,000 million in Parent Expenses pursuant to this Section 7.3(e); provided, further that the Company shall not be required to pay any amounts pursuant to this Section 7.3(e) if Parent or Acquisition Sub is in material breach of this Agreement at the time of such termination. The payment of the expense reimbursement pursuant to this Section 7.3(e) shall not relieve the Company of any subsequent obligation to pay the Termination Fee; provided, however, that any payment by the Company of such expenses shall be offset against, and shall reduce on a dollar-for-dollar basis, any applicable Termination Fee, if any, that may become due and payable by the Company pursuant to this Section 7.3. Notwithstanding the foregoing, nothing herein shall limit the Parent’s right and remedies as provided in Section 7.2.

(f) In the event that the Company terminates this Agreement pursuant to Section 7.1(c)(i), Parent shall pay to the Company, as promptly as possible (but in any event within two (2) Business Days) following the delivery by the Company of an invoice therefor, all out-of-pocket Third Party fees and expenses incurred by the Company and its affiliates in connection with the Transactions (the “Company Expenses”); provided, that Parent shall not be required to pay more than an aggregate of $5,000,000 million in Company Expenses pursuant to this Section 7.3(f); provided, further that Parent shall not be required to pay any amounts pursuant to this Section 7.3(f) if the Company is in material breach of this Agreement at the time of such termination. Notwithstanding the foregoing, nothing herein shall limit the Company’s right and remedies as provided in Section 7.2.

(g) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the Transactions, (ii) the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 7.3 and, in order to obtain such payment, the other party commences a suit that results in a judgment against the Company or Parent, as the case may be, for the payment of any amount set forth in this Section 7.3, the Company or Parent, as the case may be, shall pay to the other party its reasonable, documented out-of-pocket costs and expenses in connection with such suit, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any party hereto shall terminate at the Effective Time or, except as provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 5.7 and Section 5.10.

Section 8.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing and sent by facsimile transmission or e-mail of a .pdf attachment (providing confirmation of transmission; provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service) or hand delivery, addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.2):

if to Parent or Acquisition Sub:

Atlas Management, Inc.

c/o SKF USA Inc.

890 Forty Foot Road

P.O. Box 352

Lansdale, PA 19446

Phone: (267) 436-6890

Fax: (267) 436-6021

Email: Timothy.D.Gifford@skf.com

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Reed Smith LLP

225 Fifth Avenue

Pittsburgh, PA 15222

Phone: (412) 288-1272

Fax: (412) 288-3063

Email: KWells@ReedSmith.com

Attention: Kristin I. Wells

with a copy (which shall not constitute notice) to:

Reed Smith LLP

2500 One Liberty Place

1650 Market Street

Philadelphia, PA 19103

Phone: (215) 851-8119

Fax: (215) 851-1420

Email: bminer@reedsmith.com

Attention: Brian C. Miner

if to the Company:

Kaydon Corporation

2723 South State Street

Suite 300

Ann Arbor, Michigan 48104

Phone: (734) 680-2025

E-mail: joleary@kaydon.com

Attention: James O’Leary, Chief Executive Officer

with a copy (which shall not constitute notice) to each of:

Paul Hastings LLP

75 East 55th Street

New York, New York

Phone: (212) 318-6448

Fax: (212) 230-7649

E-mail: lukeiovine@paulhastings.com

Attention: Luke P. Iovine, III

Paul Hastings LLP

75 East 55th Street

New York, New York

Phone: (212) 318-6400

Fax: (212) 230-7834

E-mail: williamschwitter@paulhastings.com

Attention: William F. Schwitter

Section 8.3 Interpretation; Certain Definitions. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to an Article, Section, Appendix, Annex or Exhibit, such reference shall be to an Article or Section of, or an Appendix, Annex or Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws. References to a person are also to its successors and permitted assigns. All references to “dollars” or “$” refer to currency of the United States of America. References to “wholly owned subsidiaries” of the Company shall include any subsidiary of which the Company owns, directly or indirectly, 100% of the equity interests. An Offer Condition shall be deemed to be satisfied at any time if such Offer Condition shall not have occurred on or prior to such time or, if such Offer Condition shall have occurred prior to such time, such Offer Condition shall not be continuing at such time.

Section 8.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the Offer and the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Offer and the Merger be consummated as originally contemplated to the fullest extent possible.

Section 8.5 Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto.

Section 8.6 Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement and the Company Disclosure Letter the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 8.7 No Third-Party Beneficiaries. Except as provided in Section 5.7, this Agreement is not intended to and shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, except for in the event the Effective Time shall have occurred, the rights of the Company’s stockholders and holders of Company Options, Company Restricted Stock, Company Performance Shares and Company Phantom Shares to receive the Merger Consideration and the Option Cash Payment at the Effective Time and the other payments contemplated by Section 2.3. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.15 without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Accordingly, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.8 Governing Law. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Acquisition Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 8.9 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity in any such event and prior to the valid exercise of any termination right by the parties in accordance with Section 7.1. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such Order or injunction. If Parent has received the Termination Fee, Parent shall not be entitled to exercise any remedies under this Section 8.9.

Section 8.10 Consent to Jurisdiction.

(a) Each of Parent, Acquisition Sub and the Company hereby irrevocably submits to the exclusive jurisdiction of the Federal and state courts of the State of Delaware for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Acquisition Sub or the Company in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court.

(b) Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the Transactions, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 8.10 shall affect the right of any party to serve legal process in any other manner permitted by Law, (ii) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any other court of the State of Delaware in the event any dispute arises out of this Agreement or the Transactions, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees that it will not bring any action relating to this Agreement or the Transactions in any court other than the Delaware Court of Chancery (or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware). Each of Parent, Acquisition Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 8.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.12 WAIVER OF JURY TRIAL. EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 8.13 Company Disclosure Letter. All capitalized terms not defined in the Company Disclosure Letter shall have the meanings assigned to them in this Agreement. The disclosure set forth in the Company Disclosure Letter shall provide an exception to or otherwise qualify (a) the representations and warranties of the Company contained in the section or subsection of this Agreement corresponding by number to such disclosure and (b) the other representations and warranties of the Company in this Agreement to the extent it is reasonably apparent from a plain reading of such disclosure that such disclosure is applicable to such other representations and warranties. The listing of any matter on the Company Disclosure Letter shall not be deemed to constitute an admission by the Company, or to otherwise imply, that any such matter is material, is required to be disclosed by the Company under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Company Disclosure Letter relating to any possible breach or violation by the Company of any contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Company Disclosure Letter be deemed or interpreted to expand the scope of the Company’s representations, warranties and/or covenants set forth in this Agreement.

Section 8.14 Amendment. This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective boards of directors at any time before or after the Offer Closing shall have occurred. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.15 Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Acquisition Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.16 Expenses. Except as specifically provided in this Agreement, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses.

ARTICLE IX

DEFINITIONS

Section 9.1 Definitions As used in the Agreement, the following terms shall have the following meanings:

“251(h) Inapplicable Determination” has the meaning set forth in Section 1.3(a).

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement containing terms no less favorable to the Company in the aggregate than the terms set forth in the Confidentiality Agreement; provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of Section 5.6.

“Acquisition Sub” has the meaning set forth in the Preamble.

“Adverse Action” has the meaning set forth in Section 1.4(b).

“Adverse Recommendation Change” has the meaning set forth in Section 5.6(f)

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” has the meaning set forth in Section 3.5(b).

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.6(d).

“Appointment Time” has the meaning set forth in Section 1.4(a).

“Blue Sky Laws” shall mean state securities, takeover or “blue sky” laws.

“Book-Entry Shares” has the meaning set forth in Section 2.1(b).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York City, New York are authorized or obligated by Law or executive order to close.

“Certificate of Merger” has the meaning set forth in Section 1.7.

“Certificates” has the meaning set forth in Section 2.1(b).

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Notice” has the meaning set forth in Section 3.5(b).

“Claim” has the meaning set forth in Section 3.17(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” shall mean the collective bargaining agreements covering Company Employees in the United States to which the Company is a party.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” shall mean each material “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each material “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each other material plan, agreement, arrangement or policy (written or oral) (including any individual or form contract of employment) relating to stock options or other equity or equity-based awards, stock purchases, deferred compensation, bonus, severance, retention, fringe benefits, compensation, profit-sharing, retirement, stock-related rights, insurance, health or medical benefits, disability benefits, post-employment benefits or other employee benefits, in each case sponsored by, maintained or contributed to, or required to be maintained or contributed to, by the Company or its subsidiaries for the benefit of any current or former employee, director or natural person independent contractor of the Company or any of its subsidiaries, or with respect to which the Company or any of its subsidiaries may have any liability, other than any Multiemployer Plan or any plan, arrangement or policy mandated by applicable Law.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Compensation Committee” has the meaning set forth in Section 3.4(a).

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Employees” has the meaning set forth in Section 5.10(a).

“Company Expenses” has the meaning set forth in Section 7.3(f).

“Company Intellectual Property Rights” has the meaning set forth in Section 3.17(a).

“Company Lease” shall mean any lease, sublease, sub-sublease, license and other agreement under which the Company or any of its subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Material Adverse Effect” shall mean any change, event, effect, occurrence, state of facts or development (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, individually or in the aggregate with any such other changes, events, effects, developments, occurrences, state of facts or developments, (a) has had a material adverse effect on the business, results of operations, assets, or financial condition, in each case, of the Company and its subsidiaries taken as a whole, or (b) prevents, materially impedes or materially delays the consummation of the Transactions, other than, in the case of clause (a), any changes, events, effects, developments, occurrences, state of facts or developments relating to or attributable to: (i) any conditions or changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices) in any country or region in which the Company or any of its subsidiaries conducts business; (ii) any changes, events, effects, occurrences, state of facts or developments that affect the industries in which the Company or any of the Company’s subsidiaries operate; (iii) any changes in Laws applicable to the Company or any of its subsidiaries or any of their respective properties or assets or changes in GAAP or rules and policies of the Public Company Accounting Oversight Board; (iv) any natural disasters or acts of war, sabotage or terrorism, or armed hostilities, or any escalation or worsening thereof; (v) any changes, in and of themselves, in the market price or trading volume of shares of Company Common Stock or any failure, in and of itself, to meet internal or published projections, forecasts, budgets, or revenue, sales or earnings predictions for any period (in each case, but not the facts or circumstances underlying or contributing to any such change or failure); (vi) compliance with the terms of, or the taking of any action required by, this Agreement; (vii) the entry into, announcement or pendency of this Agreement, the Offer, the Merger or any other Transaction (including any impact on or disruption in relationships with customers, suppliers, licensors, distributors, employees or other similar relationships); (viii) acts or omissions of the Company prior to the Effective Time taken pursuant to this Agreement or at the written request of Parent or Acquisition Sub or with the prior written consent of Parent or Acquisition Sub, in each case, in connection with the Transactions or applicable Law; (ix) the existence of any litigation, in and of itself (but, for the avoidance of doubt, not the facts or circumstances underlying such litigation), arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the Transactions;(x) any actions, suits, claims, hearings, arbitrations, investigations, or other proceedings relating to this Agreement or the Transactions before any Governmental Authority; or (xi) the matters set forth in Section 3.5(a) of the Company Disclosure Letter; provided, however, that the exceptions set forth in the foregoing clauses (i), (ii), (iii) and (iv) shall only apply to the extent such change, event, effect, development, occurrence, state of facts or development does not disproportionately affect the Company or its subsidiaries relative to other persons in the industries in which the Company and its subsidiaries operate.

“Company Material Contract” has the meaning set forth in Section 3.19(a).

“Company Option” shall mean each outstanding option to purchase shares of Company Common Stock under any of the Company Stock Plans.

“Company Performance Shares” shall mean “performance share” awards granted under any of the Company Stock Plans.

“Company Permits” has the meaning set forth in Section 3.6.

“Company Phantom Shares” shall mean “phantom share” awards granted under any of the Company Stock Plans.

“Company Recommendation” shall mean the recommendation of the board of directors of the Company that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and, if required by applicable Law, adopt this Agreement.

“Company Related Parties” has the meaning set forth in Section 7.3(d).

“Company Restricted Stock” shall mean shares of restricted Company Common Stock issued and outstanding under the Company Stock Plans, but not including shares of Company Common Stock previously issued as restricted shares pursuant to such Company Stock Plans but which have, but their terms, vested fully to the holders thereof.

“Company SEC Documents” has the meaning set forth in Section 3.8.

“Company Stock Plans” shall mean, together, the 1999 Long Term Stock Incentive Plan, the 2001 Director Deferred Compensation Plan, the 2003 Non-Employee Director’s Equity Plan and the 2013 Non-Employee Directors Equity Plan.

“Competing Proposal” has the meaning set forth in Section 5.6(j)(i).

“Confidentiality Agreement” shall mean the confidentiality agreement dated October 16, 2012, by and between Parent and the Company.

“Continuing Directors” has the meaning set forth in Section 1.4(b).

“control” (including the term “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Covered Securityholders” has the meaning set forth in Section 3.15(i).

“Debt Obligations” has the meaning set forth in Section 3.19(a)(vii).

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 2.6.

“Divestiture Action” has the meaning set forth in Section 5.4(c).

“Dodd-Frank Act” shall mean the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, including the rules and regulations promulgated thereunder.

“D&O Insurance” has the meaning set forth in Section 5.7(c).

“Effective Time” has the meaning set forth in Section 1.7.

“Employment Compensation Arrangement” has the meaning set forth in Section 3.15(i).

“Environmental Claim” shall mean written notices of violation, notices of liability, demand letters and formal administrative or judicial actions or lawsuits, in each case with respect to any actual or alleged environmental damage, condition or event or injury to persons, property or natural resources, including liability for a Release by the Company or its subsidiaries of Hazardous Materials or a violation of applicable Environmental Laws.

“Environmental Laws” has the meaning set forth in Section 3.22(a).

“Environmental Permits” has the meaning set forth in Section 3.22(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company or any of its subsidiaries, would be treated as a single employer pursuant to Section 414 of the Code or Section 4001(b) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Excluded Party” has the meaning set forth in Section 5.6(j)(ii).

“Exon-Florio” has the meaning set forth in Section 3.5(b).

“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the evaluation, authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Schedule 14D-9 and all SEC and other regulatory filing fees incurred in connection with the Schedule 14D-9, the solicitation of stockholder approvals, the filing of any required notices under the HSR Act or other Antitrust Laws, any filing with, and obtaining of any necessary action or non-action, consent or approval from any Governmental Authority pursuant to any Antitrust Laws, engaging the services of the Paying Agent, obtaining Third Party consents, any other filings with the SEC and all other matters related to the closing of the Merger and the other Transactions.

“FCPA” has the meaning set forth in Section 3.7(b).

“fully diluted basis” shall mean the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Offer Closing plus an additional number of shares equal to the aggregate number of shares of Company Common Stock issuable upon the conversion, exchange or exercise, as applicable, of all Company Options and Restricted Stock outstanding immediately prior to the Offer Closing (other than the Top-Up Option, if applicable).

“GAAP” shall mean the United States generally accepted accounting principles.

“Go-Shop Period” has the meaning set forth in Section 5.6(a).

“Governmental Authority” shall mean any United States (federal, state or local), foreign or supranational government, or any governmental, regulatory, judicial or administrative authority, agency or commission, and includes CFIUS.

“Government Bid” shall mean any quotation, bid or proposal made by the Company or any of its subsidiaries that if accepted or awarded to the Company or any of its subsidiaries would constitute a Government Contract with any Governmental Authority or with any person engaged in a Government Contract for the design, manufacture or sale of products or the provision of services by the Company or any its subsidiaries.

“Government Contract” shall mean any contract, including any prime contract, subcontract, teaming agreement or arrangement, joint venture agreement, basic ordering agreement, pricing agreement, letter contract, purchase order, delivery order, task order or other arrangement of any kind, including any modifications or change orders, between the Company or any of its subsidiaries and (a) any Governmental Authority (acting on its own behalf or on behalf of another Governmental Authority or international organization), (b) any prime contractor or higher tier subcontractor to any Governmental Authority, or (c) any subcontractor to the Company or any of its subsidiaries with respect to any contract of a type described in clauses (a) or (b) above. For purposes of clarity, a task order, purchase order or delivery order issued pursuant to a Government Contract shall be considered a part of the Government Contract to which it relates.

“Guarantor” has the meaning set forth in the Recitals.

“Guaranty” has the meaning set forth in the Recitals.

“Hazardous Materials” shall mean (a) any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or any other similar term intended to define, list, or classify a substance by reason of such substance’s ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “EP toxicity” or adverse affect on human health or the environment, and (b) petroleum and petroleum products, (c) any explosives or any radioactive materials, (d) asbestos in any form, (e) polychlorinated biphenyls, (f) toxic mold, mycotoxins or microbial matter (naturally occurring or otherwise), and (g) infectious waste in each case regulated under or for which liability is imposed under applicable Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, including the rules and regulations promulgated thereunder.

“Indebtedness” shall mean, with respect to any person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such person: (a) for borrowed money (including obligations in respect of drawings under overdraft facilities), (b) evidenced by notes, bonds, debentures or similar contracts or agreements, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business consistent with past practice), (d) under capital leases (in accordance with GAAP), (e) in respect of outstanding letters of credit and bankers’ acceptances or (f) for contracts or agreements relating to interest rate or currency rate protection, swap agreements, collar agreements and similar hedging agreements.

“Indemnitee” shall mean any individual who, on or prior to the Effective Time, was an officer or director of the Company or served on behalf of the Company as an officer or director of any of the Company’s subsidiaries or affiliates or any of their predecessors in all of their capacities (including as stockholder, controlling or otherwise) and the heirs, executors, trustees, fiduciaries and administrators of such officer or director.

“Information Statement” has the meaning set forth in Section 3.11.

“Intellectual Property Rights” shall mean any (i) utility and design patents, (ii) trademarks, service marks, trade names, brand names, trade dress, slogans, logos and internet domain names, (iii) inventions, discoveries, ideas, processes, formulae, designs, models, industrial designs, know-how, proprietary information, trade secrets, and confidential information, whether or not patented or patentable, (iv) copyrights, writings and other copyrightable works and works in progress, databases and software, (v) all other intellectual property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world, (vi) all registrations and applications for registration of any of the foregoing, and (vii) any renewals, extensions, continuations, divisionals, reexaminations or reissues or equivalent or counterpart of any of the foregoing in any jurisdiction throughout the world.

“Intervening Event” shall mean an event, material change or development that is not known to or reasonably foreseeable by (or the material consequences of which are not known or reasonably foreseeable by) the board of directors of the Company as of the date hereof and does not relate to a Competing Proposal.

“IRS” shall mean the Internal Revenue Service.

“ITAR” has the meaning set forth in Section 3.5(b).

“ITAR Notice” has the meaning set forth in Section 5.4.

“knowledge” shall mean the actual knowledge, without inquiry or investigation, as of the date hereof, of each of, (a) in the case of the Company, the following officers and employees of the Company: James O’Leary, Debra K. Crane, Peter C. DeChants, Timothy J. Heasley, Timothy J. Carpenter and Gary L. Brewer; and (b) in the case of Parent or Acquisition Sub, the directors and officers of each of Parent and Acquisition Sub, as applicable.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws, rules, regulations, common law or Orders promulgated by any Governmental Authority.

“Lien” shall mean liens, claims, mortgages, encumbrances, rights of way, easements, pledges, security interests, title-retention agreements, defects in title, or charges or restrictions of any kind, other than licenses of or other grants of rights to use Intellectual Property Rights.

“Merger” has the meaning set forth in the Recitals.

“Merger Closing” has the meaning set forth in Section 1.6.

“Merger Closing Date” has the meaning set forth in Section 1.6.

“Merger Consideration” has the meaning set forth in Section 2.1(b).

“Minimum Tender Condition” has the meaning set forth in Annex I.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) of ERISA that is subject to ERISA and to which the Company or any of its ERISA Affiliates contributes, is required to contribute or, at any time within the last six years, to which the Company or any of its ERISA Affiliates has been required to contribute.

“New Plans” has the meaning set forth in Section 5.10(b).

“Non-Union Company Employees” has the meaning set forth in Section 5.10(a).

“Notice of Superior Proposal” has the meaning set forth in Section 5.6(g).

“NYSE” shall mean the New York Stock Exchange.

“Offer” has the meaning set forth in the Recitals.

“Offer Closing” has the meaning set forth in Section 1.1(a).

“Offer Conditions” has the meaning set forth in Section 1.1(a).

“Offer Documents” has the meaning set forth in Section 1.1(b).

“Offer Price” has the meaning set forth in the Recitals.

“Offer Termination” has the meaning set forth in Section 1.1(a).

“Offer Termination Date” has the meaning set forth in Section 1.1(a).

“Option Cash Payment” has the meaning set forth in Section 2.3(a).

“Order” shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding by or with any Governmental Authority.

“Owned Real Property” has the meaning set forth in Section 3.20.

“Parent” has the meaning set forth in the Preamble.

“Parent Expenses” has the meaning set forth in Section 7.3(e).

“Parent Material Adverse Effect” shall mean any change, event, effect, development, occurrence, state of facts or development that is materially adverse to the business, results of operations, properties, assets, liabilities or financial condition of Parent and its subsidiaries, taken as a whole which, individually or in the aggregate, would reasonably be expected to prevent or materially delay or impair the ability of Parent to consummate the Offer, the Merger and the other Transactions.

“Parent Organizational Documents” has the meaning set forth in Section 4.2.

“Paying Agent” has the meaning set forth in Section 2.2(a).

“PBGC” has the meaning set forth in Section 3.15(b).

“Permitted Lien” shall mean (i) any Lien for Taxes not yet due or being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens securing Indebtedness or liabilities that are reflected in the Company SEC Documents or incurred in the ordinary course of business consistent with past practice since the date of the most recent Annual Report on Form 10-K filed with the SEC by the Company and Liens securing Indebtedness or liabilities that have otherwise been disclosed to Parent in writing and (iii) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, warehousemen’s and similar Liens incurred in the ordinary course of business consistent with past practice for amounts not yet due, being contested in good faith or for which adequate accruals or reserves have been established, in each case, to the extent required by GAAP.

“person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Promissory Note” has the meaning set forth in Section 1.3(b).

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, deposit, disposal or dispersal of Hazardous Materials into the environment.

“Representatives” has the meaning set forth in Section 5.5(a).

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, including the rules and regulations promulgated thereunder.

“Schedule TO” has the meaning set forth in Section 1.1(b).

“Schedule 14D-9” has the meaning set forth in Section 1.2(a).

“SEC” shall mean the Securities and Exchange Commission.

“Secretary of State” shall mean the Secretary of State of the State of Delaware.

“Securities Act” shall mean the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“SKF USA” has the meaning set forth in Section 4.16.

“SKF USA Financial Statements” has the meaning set forth in Section 4.16.

“Standstill Waiver” has the meaning set forth in Section 5.6(a).

“subsidiary” of any person, shall mean any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” has the meaning set forth in Section 5.6(j)(iii).

“Suppliers” has the meaning set forth in Section 3.23.

“Surviving Corporation” has the meaning set forth in Section 1.5.

“Takeover Statutes” has the meaning set forth in Section 3.26.

“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes, license, registration and documentation taxes and fees, customs’ duties, tariffs, and similar taxes or charges, in each case whether disputed or not.

“Tax Returns” shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other Governmental Authority or taxing authority.

“Termination Date” has the meaning set forth in Section 7.1(b)(i).

“Termination Fee” has the meaning set forth in Section 7.3(c).

“Third Party” shall mean any person or group other than Parent, Acquisition Sub and their respective affiliates.

“Top-Up Option” has the meaning set forth in Section 1.3(a).

“Top-Up Option Closing” has the meaning set forth in Section 1.3(b).

“Top-Up Option Shares” has the meaning set forth in Section 1.3(a).

“Total Common Merger Consideration” shall mean the product of (x) the number of shares of Company Common Stock issued and outstanding (other than those shares canceled or retired pursuant to Section 2.1(a)) immediately prior to the Effective Time and (y) the Merger Consideration.

“Total Option Cash Payments” has the meaning set forth in Section 2.3(a).

“Transactions” has the meaning set forth in the Recitals.

“Transferee” has the meaning set forth in Section 2.2(c).

“Treasury Regulations” shall mean the income tax regulations promulgated under the Code.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ATLAS MANAGEMENT, INC.

By:	/s/ Brian Duffy
Name:	Brian Duffy
Title:	President

By:	/s/ Timothy D. Gifford
Name:	Timothy D. Gifford
Title:	Secretary

DUBLIN ACQUISITION SUB INC.

By:	/s/ Poul Jeppesen
Name:	Poul Jeppesen
Title:	Chief Executive Officer and President

KAYDON CORPORATION

By:	/s/ James O’Leary
Name:	James O’Leary
Title:	Chief Executive Officer

ANNEX I

CONDITIONS TO THE OFFER

Notwithstanding any other term of the Offer or this Agreement, Acquisition Sub shall not be required to, and Parent shall not be required to cause Acquisition Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Acquisition Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), pay for any shares of Company Common Stock tendered pursuant to the Offer if:

(a) there shall have not been validly tendered and not validly withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock (excluding shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) which, when added to the shares of Company Common Stock owned by Parent and its subsidiaries, would represent at least a majority of the shares of Company Common Stock outstanding on a fully diluted basis as of the expiration of the Offer (the “Minimum Tender Condition”);

(b) (i) any applicable waiting period (or any extension thereof) under the HSR Act relating to the purchase of shares of Company Common Stock pursuant to the Offer or the consummation of the Merger shall not have expired or otherwise been terminated and (ii) the affirmative approval or clearance required under Antitrust Laws of Governmental Authorities listed on Section 3.5 of the Company Disclosure Letter relating to the purchase of shares of Company Common Stock pursuant to the Offer and the consummation of the Merger shall not have been obtained or is deemed not to have been obtained as a result of the lapse of any applicable waiting period (or any extension thereof) or as a result of jurisdiction having been declined;

(c) written confirmation by CFIUS shall not have been obtained that it has completed its review (or, if applicable) investigation) under Exon-Florio and determined that there are no unresolved national security concerns with respect thereto; or

(d) any of the following conditions shall have occurred and be continuing as of the expiration of the Offer:

(i) a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of enjoining or otherwise prohibiting the making of the Offer or the consummation of the Offer or the Merger (excluding any antitrust, competition, fair trade or similar Law or Order which arises outside the United States);

(ii) (A) any of the representations and warranties of the Company contained in Section 3.3(a) (Capitalization) shall not be true and correct in all respects, except for de minimis inaccuracies, as of the expiration of the Offer with the same force and effect as if made as of the expiration of the Offer (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (B) any of the representations and warranties of the Company contained in Section 3.4 (Authority Relative to Agreement), Section 3.26 (Takeover Statutes), Section 3.27 (Vote Required) or Section 3.28 (Brokers), shall not be true and correct in all respects at and as of the expiration of the Offer with the same force and effect as if made as of the expiration of the Offer (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (C) any of the other representations and warranties of the Company contained in this Agreement (without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein), shall not be true and correct as of the Expiration Date with the same force and effect as if made as of the expiration of the Offer (except to the extent expressly made as of an earlier date, in which case as of such date), except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Annex I- 1

(iii) the Company shall have failed to perform or comply in all material respects with each of its obligations required to be performed or complied with by it under this Agreement;

(iv) since the date of this Agreement, there shall have occurred any change, event or occurrence that has had or would reasonably be expected to have a Company Material Adverse Effect; or

(v) this Agreement shall have been terminated in accordance with its terms.

Prior to the Offer Closing, the Company shall deliver to Parent a certificate, signed on behalf of the Company by its chief executive officer, certifying that none of the conditions set forth in clauses (ii), (iii) and (iv) of paragraph (d) above shall have occurred and be continuing as of the expiration of the Offer.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Acquisition Sub to extend, terminate or modify the Offer pursuant to the terms and conditions of this Agreement.

The foregoing conditions (other than the Minimum Tender Condition) are for the sole benefit of Parent and Acquisition Sub and, subject to the terms and conditions of this Agreement and applicable Law, may be waived by Parent and Acquisition Sub, in whole or in part, at any time and from time to time in their sole discretion (other than the Minimum Tender Condition). The failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Annex I- 2 -

Exhibit A

Standstill Waiver

[—], 2013

[ADDRESS]

Ladies and Gentlemen:

We refer to [—]1.

The Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Atlas Management, Inc. and Dublin Acquisition Sub Inc., a wholly owned subsidiary of Atlas Management, Inc. The Board of Directors of the Company (the “Board”) has approved the Company waiving any “standstill” provisions applicable to [Third Party] for the sole purpose of entertaining any interest [Third Party] may have in a possible Transaction (as defined below). In accordance with the requirements of Section 5.6 of the Merger Agreement [and the [—]], we hereby notify you that the Board has approved (i) [Third Party] (or an affiliate) making an offer [language to be tailored to the standstill obligation] (a “Transaction”) whereby [Third Party] would acquire the Company. For the avoidance of doubt, the Company does not waive or agree to the approval under the [—] of any other proposals, offers, public statements, stock purchases made by [Third Party] to the Company (or the Company’s shareholders, the Board or any special committee thereof that may be designated by the Board) other than as outlined above.

The waiver contained in this notice shall terminate upon the earliest to occur of (1) the termination of the Merger Agreement, (2) the Offer Closing (as such term is defined in the Merger Agreement) and (3) the withdrawal of the waiver contained in this notice by the Board by notice to [Third Party] (provided that any such withdrawal by the Board shall not have a retroactive effect).

Sincerely,

KAYDON CORPORATION

By:
Name: Title:

[1]	Document containing the standstill obligation.

Exhibit A- 1